BANK OF OKLAHOMA TOWER
TULSA, OKLAHOMA
LEASE AGREEMENT

BOKF, NA,
D/B/A BANK OF OKLAHOMA

TABLE OF CONTENTS

1.	Certain Definitions	1
2.	Exhibits	8
3.	Term	9
4.	Condition	10
5.	Rent	11
6.	Security Deposit	13
7.	Possession and Use of Premises	14
8.	Utilities and Services	15
9.	Quiet Enjoyment	17
10.	Assignment and Subletting	18
11.	Recapture	20
12.	Maintenance and Repairs	20
13.	Alterations	22
14.	Allocation of Risks and Indemnification	25
15.	Insurance	27
16.	Default and Remedies	28
17.	Attorney's Fees	32
18.	Surrender of Premises	32
19.	Damage by Fire or Other Casualty	33
20.	Eminent Domain	35
21.	Rules and Regulations	36
22.	Landlord's Rights	36
23.	Tenant's Signage	38
24.	Estoppel Certificate	38
25.	Real Estate Brokers	39
26.	Subordination and Attornment	39
27.	Notices	41
28.	Miscellaneous	41
29.	Special Provisions	45

	Exhibit "A": Delineation of the Premises
	Exhibit "B": Returned Premises
	Exhibit "C-1": [INTENTIONALLY DELETED]
	Exhibit "C-2": [INTENTIONALLY DELETED]
	Exhibit "D-1": Landlord's Statement of Expansion Premises
	Exhibit "D-2": Landlord's Statement of Existing Premises
	Exhibit "E": Rules and Regulations
	Exhibit "F": Janitorial Specifications
	Exhibit "G": As-Is Work Letter
	Exhibit "H": Kiosk License Premises

BANK OF OKLAHOMA TOWER
TULSA, OKLAHOMA
LEASE AGREEMENT

BOKF, NA

THIS LEASE AGREEMENT ("Lease"), dated and effective as of July 1, 2019 (the "Effective Date"), is made by and between WILLIAMS HEADQUARTERS BUILDING LLC, a Delaware limited liability company ("Landlord"), and BOKF, NA, a national banking association, d/b/a Bank of Oklahoma ("Tenant") (collectively the "parties" or individually a "party").

WITNESSETH: Upon and subject to the terms of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, certain Premises situated within the Building located at the Complex, for the Term, except that Landlord reserves and Tenant shall have no right in and to (a) the use of the exterior faces of all perimeter walls of the Building (except as otherwise expressly provided herein), (b) the use of the roof of the Building (except as otherwise expressly provided herein (if at all)), or (c) the use of the air space above the Building.

1	Certain Definitions.
1.1Additional Charges: All amounts payable by Tenant to Landlord under this Lease other than Total Base Rent, including but not limited to: (i) Tenant's Expansion Premises Proportionate Share of Operating Expenses; (ii) Tenant's Expansion Premises Proportionate Share of Real Estate Taxes; (iii) Tenant's Existing Premises Proportionate Share of Operating Expenses; and (iv) Tenant's Existing Premises Proportionate Share of Real Estate Taxes. All Additional Charges shall be deemed to be additional rent and all remedies applicable to the non-payment of Net Base Rent shall be applicable thereto.

1.2Affiliate: As to any Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, Controls (as hereinafter defined), is Controlled by, or is under common Control with, such Person, including, as to Landlord and Tenant, any Person Controlling or Controlled by or under common Control with any general partner of Landlord or Tenant, as the case may be.

1.3Alterations: Any improvement, decoration, removal, addition, installation or physical change made in, on or to the Premises or any adjacent space to specifically accommodate Alterations in, on or to the Premises.

1.4Building: The Bank of Oklahoma Tower located at One Williams Center, Tulsa, Oklahoma; provided that, should Landlord, in its sole discretion, elect to calculate and charge Tenant for Operating Expenses based on both the Building and the Resource Center, then references to the Building with respect to Operating Expense calculations shall be deemed to include the Resource Center.

1.5Commencement Date for Existing Premises: The Effective Date.

1.6Commencement Date for Expansion Premises: January 1, 2020.

1.7Common Areas: All areas, improvements, space, equipment and special services in or at the Building or at the Complex provided by Landlord, at Landlord's discretion, for the common or joint use and benefit of tenants, customers, and other invitees of the Building, which may include lobbies, service areas, connecting driveways, entrances and exits, retaining walls, landscaped areas, malls, truck serviceways or tunnels, loading docks, pedestrian walkways, atriums, walls, courtyards, concourses, stairs, ramps, sidewalks, washrooms, signs identifying or advertising the Building or Complex, maintenance buildings, utility buildings, maintenance and utility rooms and closets or hallways, elevators and their housing and rooms, common window areas, walls and ceiling in Common Areas, and trash or rubbish areas.

1.8Complex: The group of buildings and connecting concourses, courtyards, bridges, and green spaces located in Tulsa, Oklahoma known as the "Williams Center Complex."

1.9Control: The possession, direct or indirect, of the power to direct or cause the direction of the management of such controlled Person; or the ownership, directly or indirectly, of at least 51% of the voting interest of such controlled Person; or the possession of the right to vote in the ordinary direction of its affairs of at least 51% of the voting interest in such controlled Person.

1.10Default Rate: The rate described in Section 14.3 of this Lease.

1.11Existing Premises: That certain portion of the Building occupied by Tenant on the Effective Date, located on the garage level, service level, ground level, plaza level, plaza intermediate level, 8th, 9th, 10th, 11th, 12th, 14th, 15th, and 16th floors, collectively, consisting of approximately 226,221 square feet and depicted on Exhibit "A" attached hereto. Pursuant to Section 3.2 hereof, on and after the Commencement Date for Expansion Premises, the total square feet of the Existing Premises shall be 222,055 square feet.

1.12Expansion Premises: That certain portion of the Building located on the 18th, 19th, 22nd, 23rd, and 24th floors of the Building, collectively, consisting of approximately 113,144 square feet and depicted on Exhibit "A" attached hereto.

1.13Landlord: The landlord and the Building property manager named herein and any successors thereto.

1.14Landlord's Group: Landlord's officers, directors, shareholders, agents, partners, employees, contractors, servants, and any third party operator or manager of the Building and/or the Complex.

1.15Landlord's Notice and Rent Payment Address:
Williams Headquarters Building LLC
One Williams Center
MD: GR-265
Tulsa, Oklahoma 74172
Attn: Property Manager
DeAnn.Johnson@williams.com - Email
(918) 573-1527 - Facsimile

1.16Net Base Rent for Existing Premises: The annual amount equal to the product obtained by multiplying the Net Rentable Area of the Existing Premises times the Net Base Rent per Square Foot for Existing Premises.

1.17Net Base Rent for Expansion Premises: The annual amount equal to the product obtained by multiplying the Net Rentable Area of the Expansion Premises times the Net Base Rent per Square Foot for Expansion Premises.

1.18Net Base Rent per Square Foot for Expansion Premises: The Net Base Rent per Square Foot for Expansion Premises is $17.00, escalated at 2% per year throughout the Term. For the avoidance of doubt: (i) the 2% escalation in Net Base Rent per Square Foot for Expansion Premises shall become effective upon the one-year anniversary of the Rent Commencement Date and shall be effective on each one-year anniversary during the Term thereafter; and (ii) such escalation shall continue during the Renewal Term.

1.19Net Base Rent Per Square Foot for Existing Premises: The Net Base Rent per Square Foot for the Existing Premises shall be determined as follows: Promptly after execution of this Lease, Landlord shall undertake an engineering study (such study, the "Podium Engineering Study") to determine the annual cost for extraordinary, unusual or excessive demand for electrical or other utility services for the Podium Floors not required to be provided by Landlord pursuant to Section 8.1 hereof (collectively, the "Above-Standard Utilities for the Podium Floors") that are in addition to: (i) utilities for the Podium Floors that are currently metered by Landlord; and (ii) any HVAC services for the Podium Floors that are to be billed by Landlord pursuant to Section 8.2(i) hereof. The Podium Engineering Study shall be conducted by either ESDC Engineering or Phillips + Gomez, or another qualified professional engineer mutually agreed upon by Landlord and Tenant, and shall bear the seal of a professional engineer licensed in the state of Oklahoma. The per unit cost of electrical and other utilities services for the Podium Floors used to determine the annual cost for Above-Standard Utilities for the Podium Floors will be the average per unit cost of such services in the Building for the calendar year 2018. Landlord shall use reasonable efforts to complete the Podium Engineering Study no later than the Rent Commencement Date. The Net Base Rent per Square Foot for Existing Premises shall be $10.17 per square foot, reduced by the per square foot number (the "Podium Utilities Adjustment Amount") determined by dividing the Above Standard Utilities for Podium Floors by the square footage of the Existing Premises as of the Commencement Date for Expansion Premises, which the parties acknowledge is 222,055 square feet. Notwithstanding the foregoing, the Net Base Rent per Square Foot for Existing Premises shall in no event be lower than $9.78 per square foot. Upon determination of the Podium Utilities Adjustment

Amount, the Parties shall execute an amendment to this Lease evidencing the amount of the Net Base Rent per Square Foot for Existing Premises as determined pursuant to this paragraph. Tenant shall pay Net Base Rent for the Existing Premises at the rate of $10.17 per square foot, until such determination is made, after which time a retroactive adjustment shall be made as necessary to reflect the actual Net Base Rent per Square Foot for Existing Premises for such time period.

1.20Net Rentable Area of the Building: For purposes of this Lease, the Net Rentable Area of the Building shall be 1,140,684 square feet; provided that, should Landlord elect to begin calculating Operating Expenses based on the Building and the Resource Center combined, then the combined Net Rentable Area of the Building shall be 1,373,733 square feet (1,140,684 square feet for the Building and 233,049 square feet for the Resource Center).

1.21Net Rentable Area of the Existing Premises: The sum of: (1) the net useable area which is computed by measuring from the inside face of the exterior glass, to the exterior side of partitions which separate the Existing Premises from the Building's interior nonrentable areas which are not within the Existing Premises, and to the center of partitions that separate the Existing Premises from adjoining rentable areas; plus (2) a pro-rata portion of the Building's floor area used for corridors, elevator lobbies, ground floor lobbies, vestibules, service and freight areas, restrooms, elevator machine rooms, telephone closets, mechanical equipment rooms and other similar facilities provided for the benefit of all tenants of the Building, visitors to the Building, or Landlord. No deduction shall be made for columns or projections necessary to the Building. As of the Effective Date of this Lease, the parties acknowledge and agree that the Net Rentable Area of the Existing Premises is deemed to be 226,221 square feet; however, pursuant to Section 3.2 hereof, on and after the Commencement Date for Expansion Premises, the Net Rentable Area of the Existing Premises shall be 222,055 square feet. Notwithstanding the foregoing, the Net Rentable Area of the Existing Premises is subject to recalculation from time to time pursuant to the provisions of Section 3.2 hereof.

1.22Net Rentable Area of the Expansion Premises: The sum of: (1) the net useable area which is computed by measuring from the inside face of the exterior glass, to the exterior side of partitions which separate the Expansion Premises from the Building's interior nonrentable areas which are not within the Expansion Premises, and to the center of partitions that separate the Expansion Premises from adjoining rentable areas; plus (2) a pro-rata portion of the Building's floor area used for corridors, elevator lobbies, ground floor lobbies, vestibules, service and freight areas, restrooms, elevator machine rooms, telephone closets, mechanical equipment rooms and other similar facilities provided for the benefit of all tenants of the Building, visitors to the Building, or Landlord. No deduction shall be made for columns or projections necessary to the Building. As of the Effective Date of this Lease, the parties acknowledge and agree that the Net Rentable Area of the Expansion Premises is deemed to be 113,144 square feet.

1.23Net Rentable Area of the Premises: Collectively, the Net Rentable Area of the Existing Premises and the Net Rentable Area of the Expansion Premises.

1.24Operating Expenses: The aggregate of all costs and expenses paid or incurred on an accrual basis (in accordance with generally accepted accounting principles consistently applied) by Landlord in connection with the ownership, management, operation, insurance (including the cost of self-insurance), and maintenance of the Building and Complex including all utility and central plant charges of the Building, the Complex, the grounds and land on which they are situated, and the Common Areas. If Landlord makes an expenditure for capital improvements to the Building or Complex which are: (i) reasonably intended to reduce Operating Expenses; and (ii) with respect to the Existing Premises only, are approved by Tenant pursuant to Section 5.2 hereof (which improvements are commenced or completed during the Term) or to comply with the request or directives of a governmental agency or body, and if such expenditure is not a current expense under generally accepted accounting principles, the cost thereof shall be amortized over a period equal to the useful life of such improvements, determined in accordance with generally accepted accounting principles, and the amortized cost allocated to each calendar year during the Term shall be treated as an Operating Expense.

The following shall be excluded from Operating Expenses: (a) charges which are reimbursed to Landlord for any reason, including without limitation reimbursements of payments made from reserves previously accrued, except to the extent such reserves were deposited by Landlord and not previously charged; (b) depreciation (unless otherwise expressly authorized in Section 1.23 above); (c) debt service, including interest and late charges; (d) costs of repair and restoration of the Complex following casualty loss or condemnation to the extent reimbursed by insurance or by a condemnation award; (e) leasing commissions, rental concessions, and buy-outs; (f) income, franchise, and similar taxes which are personal to Landlord; (g) any capital expenses, except those expressly authorized in Section 1.23 above or which normally would be regarded as operating, maintenance, or repair costs; (h) principal payments on mortgage and other non-operating debts of Landlord; and (i) legal and other related expenses associated with the negotiation or enforcement of leases, the defense of Landlord's title to the Complex, or any action based solely on an alleged breach by Landlord of a lease pertaining to space within the Building.

1.25Person: A natural person, a partnership, a limited liability company, a corporation or any other form of business or legal association or entity.

1.26Podium Floors: The garage, service, ground, and plaza levels of the Premises.

1.27Premises: Collectively, that certain portion of the Building located on the garage level, service level, ground level, plaza level, plaza intermediate level, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 18th, 19th, 22nd, 23rd, and 24th floors, collectively, including all improvements therein or to be provided by Tenant, and including all Common Areas which are for the non-exclusive use of tenants in the Building. The delineation of the Premises, including the Existing Premises and the Expansion Premises, is shown on Exhibit "A" attached hereto. As of the Effective Date of this Lease, the parties acknowledge and agree that the Premises consists of 339,365 square feet; however, pursuant to Section 3.2 hereof, on and after the Commencement Date for Expansion Premises, the total square feet of the Premises consists of 335,199 square feet.

1.28Real Estate Taxes: Any form of assessment, license fee, commercial rental tax, levy, penalty, charge or tax (other than taxes on general net income and inheritance and estate taxes) imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage, flood control, transit, special benefit or other district, as against any legal or equitable interest of Landlord in the Premises or in the real property of which the Premises and the Building are a part, or the Complex or as against Landlord's right to rent or other income therefrom, or as against Landlord's business of leasing the Premises or collecting rent, or any tax imposed in substitution, partially or totally, or any tax previously included in the definition of "Real Estate Taxes", or any additional tax the nature of which was previously included within the definition of "Real Estate Taxes", and shall include any increases in such taxes, levies, charges or assessments occasioned by increases in tax rates or increases in assessed valuations, whether occurring by sale or otherwise. In no event shall "Real Estate Taxes" include federal, state or local income, franchise (except any franchise tax required to be paid in connection with the purchase of utility services), inheritance or estate taxes, nor any interest or penalties incurred by Landlord for late payment of any Real Estate Taxes.

1.29Renewal Term: The additional period for which Tenant may extend the Term of this Lease pursuant to the option to renew set forth in Section 3.4.

1.30Rent Commencement Date: The Commencement Date for Expansion Premises.

1.31Resource Center: The building known as the Williams Resource Center located at 2 East 1st Street, Tulsa, Oklahoma, 74172, containing 233,049 net rentable square feet.

1.32Security Deposit: N/A

1.33Sole Permitted Use: Tenant, its Affiliates, permitted successors and permitted assignees and subtenants, shall have the right to use the Premises for general, administrative and executive office purposes, including Tenant's operation of its national banking business as of the Effective Date, and for all other incidental purposes as shall be reasonably required by Tenant in the operation of its national banking business and businesses related to the operation of a national bank (but only to the extent that such related businesses do not conflict with any written obligations of Landlord to other tenants in the Building or the Resource Center at the time that such proposed related business is commenced), except that in no event may any of the following be permitted in the Premises:

(i)	offices or agencies of a foreign government or political subdivisions thereof;

(ii)
offices of any governmental bureau or agency of the United States or any state or political subdivision thereof, other than an office or offices used by employees of the Office of the Comptroller of the Currency (the "OCC"), or similar federal banking regulatory agency who have been assigned by the OCC or similar federal banking regulatory agency to temporarily or permanently audit or exercise regulatory oversight authority over Tenant;

(iii)	personnel agencies; or

(iv)	customer service offices of any public utility company.

1.34Tenant: The tenant named herein, its successors and any permitted assignee or subtenant under Section 10.

1.35Tenant's Existing Premises Proportionate Share: Tenant's Existing Premises Proportionate Share shall be a fraction, expressed as a percentage, the numerator of which is Net Rentable Area of the Existing Premises and the denominator of which is Net Rentable Area of the Building. As of the Effective Date, and until the Commencement Date for Expansion Premises, Tenant's Existing Premises Proportionate Share is 19.83%; provided that, if Landlord elects to calculate costs set forth in Section 5.5.1 below based on the Building and the Resource Center combined, then Tenant's Existing Premises Proportionate Share is 16.47%. As of the Commencement Date for Expansion Premises, Tenant's Existing Premises Proportionate Share is 19.47%; provided that, if Landlord elects to calculate costs set forth in Section 5.5.1 below based on the Building and the Resource Center combined, then Tenant's Existing Premises Proportionate Share shall be 16.16% of the combined square footage of the Building and the Resource Center.

1.36Tenant's Expansion Premises Proportionate Share: Tenant's Expansion Premises Proportionate Share shall be a fraction, expressed as a percentage, the numerator of which is Net Rentable Area of the Expansion Premises and the denominator of which is Net Rentable Area of the Building. As of the Commencement Date for Expansion Premises, Tenant's Expansion Premises Proportionate Share is 9.92%; provided that, if Landlord elects to calculate Operating Expenses based on the Building and the Resource Center combined, then Tenant's Expansion Premises Proportionate Share shall be 8.24% of the combined square footage of the Building and the Resource Center.

1.37Tenant's Group: Tenant's partners, directors, officers, shareholders, employees, agents, contractors, servants, licensees, invitees, visitors, and permitted subtenants and/or assignees.

1.38Tenant's Notice Address:
BOKF, NA
PO Box 2300
Tulsa, Oklahoma 74102
Attn: Michael D. Nalley, CCIM, CPM, RPA
Senior Vice President
Director Corporate Real Estate
(918) 619-1744 - Facsimile
Michael.Nalley@bokf.com - Email
With Copy to:
Frederic Dorwart
Frederic Dorwart, Lawyers, PLLC
Old City Hall
124 East Fourth Street
Tulsa, Oklahoma 74103
(918) 583-9922 - Telephone
(918) 583-8251 - Facsimile

1.39Tenant's Total Proportionate Share: Tenant's Total Proportionate Share shall be the fraction, expressed as a percentage, the numerator of which is Net Rentable Area of the Premises and the denominator of which is Net Rentable Area of the Building. As of the Effective Date, and until the Commencement Date for Expansion Premises, Tenant's Total Proportionate Share is 29.75%; provided that, if Landlord elects to calculate costs under this Lease based on the Building and Resource Center combined, then Tenant's Total Proportionate Share from the Effective Date until the Commencement Date for Expansion Premises is 24.70%. As of the Commencement Date for Expansion Premises, Tenant's Total Proportionate Share is 29.39%; provided that, if Landlord elects to calculate Operating Expenses based on the Building and the Resource Center combined, then Tenant's Total Proportionate Share shall be 24.40% of the combined square footage of the Building and the Resource Center.

1.40Term: the period of time commencing on the Effective Date and ending on the Termination Date, as extended pursuant to Tenant's exercise of any renewal option(s).

1.41Termination Date: The Termination Date is 11:59 P.M. on December 31, 2034, or such later date to which the Term may be extended upon exercise of the option to renew pursuant to Section 3.4.

1.42Total Base Rent: Collectively, the Net Base Rent for Existing Premises plus the Net Base Rent for Expansion Premises.

1.43Trade Fixtures: Tenant's machinery and equipment that can be removed from the Premises without doing material damage to the Premises.

1.44Unavoidable Delays: Delays caused by strikes, terrorism, acts of God, lockouts, labor difficulties, riots, explosions, sabotage, accidents, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or any other cause beyond the reasonable control of Landlord or Tenant, as the case may be.

1.45Untenantable: A condition whereby Tenant is not reasonably able to use or access the Premises or a portion thereof for the conduct of its business in accordance with its customary practices, provided that it shall be an express condition to untenantability that Tenant does in fact NOT use the portion of the Premises purported to be untenantable for the conduct of its business (provided, that entering such portion of the Premises for the purpose of retrieving documents or other personal property or otherwise in connection with the relocation of Tenant's operations therein to other space shall not be deemed to constitute use of such space for the purposes of this definition).

2.	Exhibits.

The following exhibits and riders are attached hereto and incorporated herein by this reference:

Exhibit "A": Delineation of the Premises
Exhibit "B": Returned Premises
Exhibit "C-1": [INTENTIONALLY DELETED]
Exhibit "C-2": [INTENTIONALLY DELETED]
Exhibit "D-1": Landlord's Statement of Expansion Premises
Exhibit "D-2": Landlord's Statement of Existing Premises
Exhibit "E": Rules and Regulations
Exhibit "F": Janitorial Specifications
Exhibit "G": As-Is Work Letter
Exhibit "H": Kiosk License Premises

3.	Term.

3.1Term. The initial Term of this Lease shall commence on the Effective Date, subject to the terms and conditions of this Lease, and shall expire at 11:59 p.m. on December 31, 2034, unless otherwise extended by the parties pursuant to this Section.

3.2Existing Premises. On and after the Effective Date, Tenant shall continue to occupy the Existing Premises pursuant to the terms and conditions of this Lease. On the Commencement Date for Expansion Premises, Tenant shall return to Landlord that portion of the Existing Premises located on the service level of the Building consisting of 4,166 square feet, and more particularly described in Exhibit "B" attached hereto and incorporated herein (the "Returned Premises"), and the Returned Premises shall thereafter not be included in this Lease.

3.3Expansion Premises. Landlord agrees to deliver possession of the Expansion Premises to Tenant no later than the Effective Date, at which time Tenant may make Alterations pursuant to the terms and provisions of Section 13 of this Lease. Notwithstanding Tenant's possession of the Expansion Premises, Tenant shall not pay Net Base Rent for Expansion Premises, Tenant's Expansion Premises Proportionate Share of Operating Expenses or Tenant's Expansion Premises Proportionate Share of Real Estate Taxes until the Rent Commencement Date.

3.4Renewal Term; Renewal Net Base Rent; Appraisals. Provided Tenant is not then in default under the terms and provisions of this Lease and subject to the terms and conditions hereinafter contained, Tenant shall have the option ("Renewal Option"), exercisable at its sole discretion, to renew this Lease for one (1) additional period of ten (10) years (the "Renewal Term"), upon the same terms and conditions set forth in this Lease, except that upon Tenant's exercise of the Renewal Option: (a) the Net Base Rent for Existing Premises shall thereafter be calculated at the same rate as the Net Base Rent for Expansion Premises (hereinafter known as the "Renewal Net Base Rent per Square Foot"); and (b) the Renewal Net Base Rent per Square Foot for the Premises for the Renewal Term shall be an amount equal to the greater of (i) the last year's Net Base Rent per Square Foot for the Expansion Premises paid by Tenant in the expiring term, or (ii) fair market rental value for a net lease in Class A office space in buildings of comparable size and quality in downtown Tulsa, Oklahoma (the "FMRR"). The Renewal Option shall be personal to Tenant and may not be exercised by any assignee or subtenant of this Lease or any portion of the Premises; provided, however, that if this Lease is assigned or the entire Premises are subleased to a Related Entity pursuant to Section 10.10 hereof, then such assignee or sublessee shall have the right to exercise the Renewal Option. The Renewal Option must be exercised by written notice to Landlord ("Renewal Notice") at least one (1) year prior to the Termination Date. Upon receipt of a Renewal Notice, Landlord will submit its proposal regarding its determination of FMRR no later than three hundred and thirty-five (335) days before the end of the current Term. Tenant, at its option, may accept the terms as quoted or elect to enter into good faith negotiations with Landlord for a period not to exceed sixty (60) days. If at the end of said 60-day period Tenant and Landlord have not reached an agreement regarding the FMRR, then Tenant may elect to terminate this Lease at the end of the current Term or elect to have the FMRR be determined by three (3) independent appraisers, each of whom must have at least five (5) years of experience in the appraisal of the office rental market in the central business district of Tulsa, Oklahoma. Landlord and Tenant shall each select an appraiser, and the two so selected shall select a third appraiser. If the two appraisers selected by Landlord and Tenant shall be unable to agree on a third appraiser within five (5) business days of their selection, the third appraiser shall be selected by the then-President of the Tulsa County Bar Association (or, if he or she shall refuse or be unable to do so, by a comparable independent public or semi-public official in Tulsa). In determining the FMRR each such appraiser shall take into consideration the current availability of similar space in comparable buildings in Tulsa, giving due consideration to location, the term and other conditions of this Lease, the amount of space, the credit rating of Tenant, concessions, tenant improvement allowances, and all other relevant factors. Said appraisers shall assume the area to be leased is in its then current condition. Such appraisers shall be instructed to determine the FMRR independently without consulting with each other, and thereafter, to submit the appraisals to both the Landlord and Tenant contemporaneously in writing no later than forty-five (45) days after the selection of the third appraiser is complete. The Renewal Net Base Rent per Square Foot shall be determined by eliminating the highest and lowest appraisals, and the remaining appraisal shall apply. Each party shall pay the cost of its own appraiser. The cost of the third appraiser and the other costs incurred in connection with the appraisal shall be borne equally by Landlord and Tenant. Upon determination of the FMRR, the parties shall execute an appropriate document evidencing said fair market rental value which shall be the Renewal Net Base Rent per Square Foot for the Renewal Term.

4.	Condition.

4.1"As Is" Condition. It is hereby understood and acknowledged by Tenant that Landlord is leasing the Premises to Tenant in "as is" condition with all faults and Landlord has made no representation or warranty, express or implied, with respect to the condition of the Premises, the Building or the Complex or with respect to their suitability for the conduct of Tenant's business, except as expressly set forth herein. Tenant acknowledges that Tenant has inspected the Premises, and that the Premises are in a good and habitable condition. Except as expressly set forth herein, Landlord shall have no liability to Tenant arising from the condition of the Building or the Premises, and Tenant shall defend, indemnify and hold Landlord harmless from and against any claims, causes of action, damages and liability arising from the condition of the Premises.

4.2Condition Upon Surrender. At the time Tenant surrenders the Premises at the end of the Term, or within five (5) business days thereafter, Landlord and Tenant, or their respective agents, shall make an inspection of the Premises and shall prepare and sign an inspection form to describe the condition of the Premises at the time of surrender.

4.3Tenant Improvements. Landlord shall not provide a tenant improvement allowance.

5.	Rent.

Except as set forth in Sections 8.3, 12.3, 19.3 and 20.2 below, Tenant shall pay to Landlord, without any setoff or deduction whatsoever at Landlord's Notice and Rent Payment Address or at such place or to such agent as Landlord may from time to time designate in writing, rental comprised of Net Base Rent for Expansion Premises, Net Base Rent for Existing Premises, and Additional Charges as defined in Section 1 hereof (collectively, "Rent").
5.1Total Base Rent. Commencing on the Effective Date, Tenant shall pay the Net Base Rent for Existing Premises in equal monthly installments in advance on the first day of each month until the Rent Commencement Date. Commencing on the Rent Commencement Date, Tenant shall pay Total Base Rent in equal monthly installments in advance on the first day of each month during the Term. Total Base Rent for any period during the Term which is less than one full month shall be prorated upon the actual number of days of the month involved. If Tenant makes any payment to Landlord by check, such payment shall be by check of Tenant and Landlord shall not be required to accept the check of any other person or entity, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease. If during the Term, Landlord receives a check from Tenant which is returned by Tenant's bank for insufficient funds or is otherwise returned unpaid, Tenant agrees that upon written demand by Landlord all checks thereafter shall either be bank certified, cashiers' or treasurers' checks. All bank service charges resulting from any bad checks shall be borne by Tenant.

5.2Operating Expenses and Real Estate Taxes. In addition to Total Base Rent, Tenant shall pay to Landlord Tenant's Expansion Premises Proportionate Share of Operating Expenses, Tenant's Expansion Premises Proportionate Share of Real Estate Taxes, Tenant's Existing Premises Proportionate Share of Operating Expenses, and Tenant's Existing Premises Proportionate Share of Real Estate Taxes (all of the foregoing, collectively "Tenant's Share of Costs") on a monthly basis in advance, promptly on the first day of every month during the Term. Tenant's monthly payment of Tenant's Share of Costs for each year shall be determined by an estimated forecast reasonably prepared by Landlord and submitted to Tenant in writing after Landlord's calculation of actual expenses for each calendar year, but in no event later than April 30 of each calendar year.

5.2.1In the event that at the end of any calendar year occurring during the Term (including the calendar year in which the Termination Date occurs), Tenant's Share of Costs exceed the amount paid by Tenant during the period, Landlord shall, simultaneously with delivery of Landlord's Statements for the Premises (as defined in Sections 5.3.2 and 5.3.3), bill Tenant for such excess and Tenant shall promptly pay such excess amount to Landlord in a lump sum payment. Should Tenant's Share of Costs be less than the amount paid by Tenant during the period, Landlord shall credit (effective as of the date Tenant received Landlord's Statements for the Premises) Tenant with such amount and apply such credit to the payment of Rent next coming due. Landlord shall refund to Tenant any overpayment of Real Estate Taxes and/or Operating Expenses for the Premises for the calendar year in which this Lease terminates. If the Termination Date shall occur prior to the last day of the calendar year in which it occurs, Tenant's Share of Costs shall be prorated based on the number of days in such partial calendar year divided by 365.

5.3Recordkeeping; Landlord's Statement; Audit Rights.

5.3.1Landlord's Records. Landlord shall maintain books and records in accordance with generally accepted accounting practices and sound management principles consistently applied showing in reasonable detail all Operating Expenses and Real Estate Taxes.

5.3.2Landlord's Statement for Expansion Premises. Within one hundred twenty (120) days after the end of each calendar year occurring during the Term, Landlord shall provide Tenant with a reasonably detailed statement ("Landlord's Statement for Expansion Premises") of Tenant's Expansion Premises Proportionate Share of Operating Expenses and Tenant's Expansion Premises Proportionate Share of Real Estate Taxes actually incurred during such calendar year, and any amounts due to either party pursuant to Section 5.2.1. For the avoidance of doubt, Landlord and Tenant acknowledge that Exhibit "D-1" attached hereto and incorporated herein depicts a sample of the Landlord's Statement for Expansion Premises.

5.3.3Landlord's Statement for Existing Premises. Within one hundred twenty (120) days after the end of each calendar year occurring during the Term, Landlord shall provide Tenant with a reasonably detailed statement ("Landlord's Statement for Existing Premises") of Tenant's Existing Premises Proportionate Share of Operating Expenses and Tenant's Existing Premises Proportionate Share of Real Estate Taxes actually incurred during such calendar year, and any amounts due to either party pursuant to Section 5.2.1. For the avoidance of doubt, Landlord and Tenant acknowledge that Exhibit "D-2" attached hereto and incorporated herein depicts a sample of the Landlord's Statement for Existing Premises.

5.3.4Disputes; Audit Rights. Within ninety (90) days of Tenant's receipt of Landlord's Statement for Expansion Premises or Landlord's Statement for Existing Premises for the previous calendar year, certified by Landlord, Tenant shall have the right to audit (but no more frequently than once per calendar year), at Tenant's expense, the books and records of Landlord relating to the calculation of Operating Expenses and Real Estate Taxes for the previous calendar year ("Landlord's Books and Records"); provided that, such right to audit is conditioned upon Tenant having paid all amounts then due and owing to Landlord. Such audit shall take place on the Landlord's premises (or at Landlord's discretion by Landlord providing Tenant or Tenant's Auditor (as defined hereinbelow), with requested digital or electronic copies of Landlord's Books and Records), and shall be conducted by a nationally recognized public accounting firm, Tenant's internal audit group, or other persons experienced in reviewing and auditing landlord operating expenses and taxes of commercial office projects, such as, by way of example and not limitation, CBRE (the "Auditor"). Notwithstanding the foregoing: (i) with the sole exception of Tenant's internal audit group, the Auditor must be a nationally-recognized and qualified organization; and (ii) if the Auditor is also engaged in the real estate brokerage business, the Auditor must take all reasonable measures (including without limitation signing a nondisclosure agreement with Landlord) to ensure that information obtained or prepared in the course of the audit shall not be disclosed to or obtained by the brokerage group of the Auditor and shall not be disclosed to any outside party other than Tenant. Once Tenant has conducted an audit for any calendar year, such audit shall be considered final and Tenant shall have no right to reaudit during such calendar year. If the results of the audit reveal an overcharge to Tenant of more than five percent (5.0%) of the actual, annual aggregate amounts charged to Tenant and paid thereby under either Landlord's Statement for Expansion Premises or Landlord's Statement for Existing Premises, then Landlord shall credit Tenant with the amount of such overcharge(s) and apply such credit to the payment of Total Base Rent next coming due.

5.4Taxes Imposed Upon Tenant. Tenant shall pay all license and permit fees required for the operation of its business or equipment within the Premises, and all taxes and increase in taxes, including but not limited to ad valorem taxes, levied and assessed by any governmental body on the personal property located in the Premises and on any special leasehold improvements installed in the Premises or by virtue of Tenant conducting its described use, business or operation on the Premises, the employment of agents, servants, or other third parties, the bringing, keeping or selling of personal property or chattel, or whatsoever nature from the Premises. The foregoing is intended to bind Tenant to pay, and promptly discharge, all taxes and/or levies, together with related interest and penalties, whether assessed by federal or state authority or any political subdivision thereof, directly or indirectly related to its business, improvements, functioning, employment, assets, existence, sales, entertainment or the like. Tenant specifically agrees to reimburse Landlord for any increase in ad valorem taxes resulting from fixtures or improvements installed by Tenant which Landlord becomes obligated to pay (except building standard leasehold improvements).

5.5Certain Capital Expenditures. With respect to the Existing Premises only, Tenant's Existing Premises Proportionate Share of depreciation on capital additions shall be payable only for such additions which reduce Operating Expenses and are approved by Tenant, which approval shall not be unreasonably withheld, and such additions as are required by a governmental agency. Should Landlord finance all or any portion of such additions through borrowings, then Tenant shall pay Tenant's Existing Premises Proportionate Share of the interest thereon.

6.Security Deposit.
Tenant shall not be required to make a security deposit in connection with this Lease.

7.	Possession and Use of Premises.

7.1Sole Permitted Use. Tenant shall use and occupy the Premises only for the Sole Permitted Use and for no other purpose. Tenant shall not use or permit the use of the Premises in a manner that (i) violates any law or requirement of public authorities, (ii) causes structural injury to the Building or any part thereof, (iii) interferes with the normal operations of the HVAC, plumbing or other mechanical or electrical systems of the Building or the elevators installed therein, (iv) increases the ratio of employees to net rentable area greater than one hundred forty (140) square feet per person, (v) constitutes a public or private nuisance, (vi) alters the appearance of the exterior of the Building or of any portion of the interior of the Building other than the Premises, (vii) violates or fails to comply with the Building Rules and Regulations attached hereto as Exhibit "E", as they may be changed from time to time by Landlord, Landlord to act reasonably in making such changes, or (viii) causes or result in any occurrence which, in the reasonable good faith judgment of Landlord, is disreputable. The Premises shall not be used for any purpose which would, in Landlord's reasonable opinion, diminish the first class character of the Complex or any part thereof, create unreasonable or excessive elevator or floor loads, unreasonably interfere with any of the operations of the Complex or any part thereof or the proper and economic heating, air conditioning, cleaning or other servicing of the Complex or any part thereof or unreasonably interfere with the use of the other areas of the Complex by any other tenants.

7.2Compliance with Legal Requirements.

7.2.1Tenant's Compliance. Tenant shall, at Tenant's sole cost and expense, fully, diligently and in a timely manner, comply with all "Legal Requirements" (which term is used in this Lease to mean all laws, rules, regulations, ordinances, codes, directives, covenants, easements and restrictions of record, permits, and the requirements of any applicable fire, insurance, life or safety policy, underwriter or rating bureau), which shall, with respect to the Premises or the use and occupation thereof or the abatement of any nuisance, impose any violation, order or duty on Landlord or Tenant arising from (a) Tenant's particular use of the Premises, (b) the manner or conduct of Tenant's business or operations of its installations, equipment or other property therein, (c) any cause or condition created by or at the instance of Tenant, other than by Landlord's performance of any work for or for the benefit of Tenant, or (d) the breach of any of Tenant's obligations hereunder. However, Tenant shall not be so required to make any structural or other substantial change in the Premises unless the requirement arises from a cause or condition referred to in clauses (b), (c) or (d) above. Tenant shall have the right to equip the Premises with such security alarms, devices, safeguards, systems, and services as Tenant deems reasonable and necessary to ensure the security of Tenant's operations and compliance with present and future bank security Legal Requirements (Tenant's "Bank Security"). Unless detrimental to the health, safety or welfare of the Building and its occupants, Tenant need not comply with any such Legal Requirement so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises in which case Tenant shall be liable for all costs, fines, penalties or damages arising from such failure to comply. Tenant shall promptly notify Landlord of any written notice it receives of the violation of any Legal Requirement.

Notwithstanding the foregoing, Tenant may contest any Legal Requirement only so long as the contest or delay does not subject Landlord to criminal liability. Landlord will not be required to join any proceedings pursuant to this Section unless the provision of any applicable law, rule or regulation at the time in effect requires that the proceedings be brought by or in the name of Landlord, or both. In that event, Landlord will join the proceedings or permit them to be brought in its name if Tenant pays all related expenses.

7.2.2Landlord Compliance. Except as required of Tenant pursuant to Section 7.2.1, Landlord at its expense shall comply with all Legal Requirements as shall affect the Building, Common Areas and Complex, but may similarly contest the same, provided such contest shall not unreasonably interfere with the performance of any Alterations.

8.	Utilities and Services.

8.1Landlord's General Services. Throughout the Term, Landlord agrees that, subject to Legal Requirements and the terms hereof, Landlord shall furnish the following services:
(i)    heat, air-conditioning and ventilation ("HVAC") in the Premises, Monday through Friday from 7:00 a.m. to 6:00 p.m. and, upon oral or written request, Saturday from 7:00 a.m. to 1:00 p.m., excluding Sundays and Holidays. All HVAC services will be provided to the extent necessary for the comfortable occupancy of the Premises under normal business operations with customary office equipment and in the absence of the use of any non-customary machines, lights, equipment or devices which adversely affect the temperature otherwise maintained in the Premises;
(ii)    hot and cold city water from the regular Building fixtures for drinking, lavatory and toilet purposes;
(iii)    customary cleaning and janitorial services in the Premises Monday through Friday, excluding Holidays. Janitorial services shall be consistent with the janitorial specifications set forth in Exhibit "F" attached hereto and made a part hereof, subject to work limitations as may be set forth in any applicable union or other collective bargaining agreement with Landlord. Such services shall not include washing dishes, cups and/or similar items;
(iv)    subject to break-down, maintenance and repairs, normal passenger elevator service, normal freight elevator service in common with Landlord, other tenants and visitors to the Building, Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturdays from 7:00 a.m. to 1:00 p.m., Sundays and Holidays excepted. Such normal elevator service, if furnished at other times, shall be optional with Landlord, and shall never be deemed a continuing obligation. Subject to break-down, maintenance and repairs, Landlord, however, shall provide continuous limited passenger elevator service daily at all times such normal passenger service is not furnished, subject to such reasonable security regulations as may be prescribed by Landlord from time to time. Operatorless automatic elevator service shall be deemed "elevator service" within the meaning of this paragraph;

(v)    electricity for normal business usage. Tenant's use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. Landlord shall furnish only 120/208 volt, single phase service to the Premises. Tenant shall not utilize any electric equipment within the Premises with a rated capacity in excess of 0.5 kilowatts. Lighting in the Premises shall not exceed 2 watts per square foot and overall utilization of electricity in the Premises shall not exceed 3 watts per square foot. To insure that such capacity is not exceeded and to avert possible adverse effects upon the Building's electric service, Tenant shall not connect additional reproducing equipment, electronic data processing equipment, heating equipment, or special lighting in excess of building standard.
(vi)    For all purposes under this Lease, the term "Holidays" shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day only and the term "business day" shall mean any weekday that is not a Holiday.
(vii)     Landlord will provide security on a 24/7 basis to the Building subject to Landlord's building and security rules as may be modified from time to time for all other tenants in the Building. Access to the Building outside of normal Building hours will only be available using a card key or some other reasonable means. Tenant's visitors will check in at the security desk in the main lobby, receive a badge and proceed to Tenant's space. Tenant will have the right to install its own security system(s) protecting the Premises, provided that the system allows for Landlord access.
8.2Additional and After-Hours Services. Except as hereinafter provided, Landlord shall not be obligated to furnish any services or utilities, other than those stated in Section 8.1 above. If Landlord elects to furnish services requested by Tenant in addition to those listed in Section 8.1, or at times other than those stated in Section 8.1, Tenant shall pay to Landlord the prevailing charges in the Building for such services on the due date of the next monthly installment of Total Base Rent. Notwithstanding the foregoing, (i) base Building HVAC provided after normal business hours shall be billed to Tenant at $12.50 per fan hour; and (ii) additional electricity shall be billed to Tenant at cost, without mark-up, profit or overhead. All costs for extraordinary, unusual or excessive demand for electrical or other utility service and all costs of submetering or monitoring of such use shall be borne by Tenant and Landlord reserves the right to impose an additional charge on Tenant for extraordinary, unusual or excessive demand for electrical or other utility service in an amount reasonably determined by Landlord to be due for such extraordinary, unusual or excessive demand. These unusual costs include, but are not limited to, 24-hour service, high consumption equipment, high concentration lighting, additional HVAC supplement for equipment or lighting-induced heat build-up and installation of metering equipment. Subject to the Alterations provisions of Section 13, Landlord shall have the right to install, at Tenant's sole cost and expense, submeters and related equipment, relating to Tenant's extraordinary, unusual or excessive use of electrical or other utilities services. If Landlord consents thereto (which consent may not be unreasonably withheld or delayed), additional Building riser capacity for electricity or other utility services may be provided, and the cost of installation thereof, plus fifteen percent (15%) thereof for overhead, shall be paid by Tenant upon Landlord's demand. If Tenant fails to make any payment hereunder, Landlord may, upon forty-five (45) days prior written notice to Tenant, and in addition to Landlord's other remedies under this Lease, discontinue any or all of such additional or after-hours services.

For HVAC and humidity control systems requiring special operating hours or other conditions which necessitate the use of self-contained units not served by the Building HVAC system (a "Special System"), Landlord shall furnish chilled water and/or electrical power to Tenant, at Tenant's sole cost and expense but without markup, profit, overhead costs, or other usage fees, for Tenant's use in installing and operating one or more Special Systems.

8.3Interruption in Services. Landlord may, upon advance notice to Tenant when possible, curtail or temporarily terminate any service to make alterations, repairs or improvements, and Landlord may, upon advance notice to Tenant when possible, curtail or temporarily terminate any service due to breakdown, accident, weather, strikes, labor disputes, fuel or material scarcity, governmental or other lawful regulations or requirements, or failure of any corporation, firm or person with whom Landlord may contract for any such services, to furnish the same. Landlord shall use commercially reasonable efforts to promptly restore such service and otherwise avoid or minimize disruption to Tenant's operations. Failure to any extent to furnish or any stoppage or interruption of these defined services resulting from any cause beyond the reasonable control of Landlord shall not render Landlord liable in any respect for damages to property or business, nor be construed as an actual or constructive eviction, in whole or in part, nor relieve Tenant from any of its obligations under this Lease, nor entitle Tenant to any abatement or diminution of Rent, except as expressly provided for herein. Notwithstanding anything to the contrary herein contained, if any such failure to furnish any service or delay in furnishing said service continues, even though Landlord is not at fault, and provided such is not due to the fault of Tenant, for a period of at least three (3) consecutive business days or for a total of ten (10) business days in any twelve-month period, then Rent with respect to that portion of the Premises rendered Untenantable shall abate for the period commencing at the end of the third consecutive business day (or for each business day in excess of ten (10) in such twelve-month period) during which said service is not furnished to the extent the Premises are Untenantable by reason thereof of and ending on the date on which said service is substantially restored. Further, if such interruption continues for a total of sixty (60) days during any twelve-month period, Tenant shall have the right to terminate this Lease effective as of the date ten (10) days following written notice of election to terminate by Tenant to Landlord, unless such service is restored within such ten-day period. Notwithstanding the foregoing, Rent shall not abate, and Tenant shall have no right to terminate, in the event that Tenant is then in default under the terms of this Lease beyond the expiration of any applicable notice and cure period.

9.	Quiet Enjoyment.

Upon payment of the Rent and other charges as may be provided in this Lease, and performing all covenants and agreements herein contained on the part of Tenant as provided in this Lease, and subject in all cases to the terms, covenants and conditions in this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term and subject to the terms and provisions hereof, against all parties lawfully claiming adversely thereto by, through or under Landlord.

10.	Assignment and Subletting

10.1Prohibited and Permitted Assignments. Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of law, assign, mortgage, pledge, sell, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, or permit or suffer the Premises or any part thereof to be used or occupied as work space, storage space, concession or otherwise by anyone other than Tenant or Tenant's employees, without the prior written consent of Landlord in each instance, which consent shall not unreasonably be withheld. Notwithstanding the foregoing: (i) any proposed or actual assignee or subtenant shall be required to have, as of the effective date of such assignment or sublease, a financial condition substantially equivalent to that which would reasonably be required of a new tenant who would be approved to occupy the space proposed to be assigned or subleased; (ii) there shall be no change in the Sole Permitted Use of the Premises by such assignee or subtenant; (iii) Landlord shall have no obligation to consent to any assignment of less than the entire Lease or to any sublease which would result in Tenant having subleased, in the aggregate, more than 167,600 square feet of Net Rentable Area; and (iv) any proposed assignment or sublease (other than pursuant to Section 10.10 hereof) shall be subject to the Recapture provisions of Section 11.1 hereof.

10.2Requests for Landlord's Consent and Fee. Each request for consent to an assignment or subletting shall be made in writing at least thirty (30) days before the proposed effective date, and shall be accompanied by a copy of the proposed assignment or sublease and information relevant to Landlord's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a non-refundable fee of $1,000.00, representing the sole and entire reasonable fee for Landlord's processing the request for consent. Tenant agrees to provide Landlord with such other and additional information and/or documentation as may be reasonably requested by Landlord. Landlord shall give its written consent to any such request (or provide a written refusal of consent together with the reasons therefor) within twenty (20) days after receipt of such request.

10.3Assignees Bound by Lease. Any assignee or sublessee under this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in writing.

10.4Excess Rent. The "net effective" rent or other consideration payable to Tenant in any permitted assignment or sublease shall not exceed the rent specified to be paid by Tenant under this Lease. In determining the "net effective" rent or other consideration payable to Tenant, reasonable expenses of the subject transaction, including brokerage commissions, attorneys' fees and disbursements, allowances, rent concessions, and construction costs shall be deducted from the amounts payable to Tenant under the applicable assignment or sublease. In no event shall the sale or other disposition of Tenant's furniture, fixtures and equipment in connection with any permitted sublease or assignment be deemed part of sublease rent or assignment consideration for purposes of calculating the "net effective" rent or other consideration payable to Tenant. This Section 10.4 shall not apply to any assignment for which the consent of Landlord is not required hereunder.

10.5Tenant Not Released. In the event of any approved or permitted sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any Renewal Term of this Lease.

10.6Changes of Ownership of Tenant. If Tenant is a corporation, any transfer of any of Tenant's issued and outstanding capital stock or any issuance of additional capital stock, as a result of which the majority of the issued and outstanding capital stock of Tenant is held by a Person who does not hold a majority of the issued and outstanding capital stock of Tenant on the date hereof shall constitute an assignment. If Tenant is a partnership or limited liability company, any transfer of any interest in the partnership or limited liability company, or any other change in the composition of the partnership or limited liability company which results in a change in the control of Tenant from the Person controlling the partnership or limited liability company on the date hereof shall constitute an assignment. If Tenant is a corporation whose shares of stock are not traded publicly, any transfer, on a cumulative basis, of twenty-five percent (25%) or more of the voting control of Tenant shall constitute an assignment.

10.7Landlord's Right to Collect. Tenant hereby irrevocably assigns to Landlord all of Tenant's right, title and interest in and to, and hereby grants to Landlord the right to collect, all rents from any assignee of Tenant's interest in this Lease and from any subtenant of all or any part of the Premises, whether or not such assignment or sublease is in violation of this Section; provided that, so long as no Event of Default is in existence hereunder, Tenant may continue to collect rent from the assignee or sublessee, as the case may be. Landlord shall apply any amounts collected pursuant to the preceding sentence to the Rent reserved in this Lease, but neither any such assignment, subletting, occupancy or use, whether with or without Landlord's prior consent, nor any such collection or application, shall be deemed a waiver of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant.

10.8Effect of Prohibited Assignment. Any sale, assignment, hypothecation or transfer of this Lease or subletting of Premises that is not in compliance with this Section 10 shall be void and shall, at the option of Landlord, terminate this Lease.

10.9Further Consents. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignee of this Lease or sublessee of the Premises from obtaining the consent of Landlord to any further assignment or subletting or as releasing Tenant or any assignee or sublessee of Tenant from full and primary liability.

10.10Assignment or Sublease to a Related Entity. Notwithstanding anything in this Section 10 or Lease to the contrary, Tenant shall have the absolute right, without the prior written consent of Landlord, but upon thirty (30) days prior notice to Landlord, to sublease the Premises in whole or in part, or to assign this Lease, to any Affiliate, or a successor entity to Tenant created by merger, consolidation, liquidation or reorganization, and/or an entity which acquires ownership of all or substantially all of the assets and/or stock of Tenant, whether or not there is a change in Tenant's name (collectively hereinafter a "Related Entity"), and such Related Entity shall have the same rights and duties as Tenant hereunder. Notwithstanding the foregoing, there shall be no change in the Sole Permitted Use of the Premises by such Related Entity.

11.	Recapture.

11.1In the event that: (i) Tenant desires to enter into any sublease or assignment of all or any portion of the Premise; (ii) such sublease or assignment would commence during any portion of the last five (5) years of the initial Term or Renewal Term of this Lease, as the case may be; and (iii) such sublease or assignment would expire or terminate within the last six (6) months of the initial Term or Renewal Term of this Lease, as the case may be, then in such event Landlord shall have the option to recapture from the Premises covered by this Lease the space proposed to be sublet or assigned by Tenant, effective as of the proposed commencement date of such sublease or assignment of said space by Tenant. Landlord may exercise said option by giving Tenant written notice (Landlord's "Recapture Notice") within twenty (20) days after receipt by Landlord of Tenant's notice of the proposed sublease or assignment or proposal to sublease or assign. If Landlord exercises said option, Tenant shall have the right to rescind the proposed sublease or assignment by notice to Landlord (Tenant's "Rescission Notice"), within twenty (20) days after receipt by Tenant of Landlord's Recapture Notice, in which said space shall continue to be included in the Premises without interruption. If Tenant does not elect to rescind, Tenant shall surrender possession of the proposed sublease or assigned space to Landlord on the effective date of recapture of said space from the Premises covered by this Lease, and neither party hereto shall have any further rights or liabilities with respect to said space under this Lease accruing after the effective date thereof. Provided, however, such recapture shall not release or discharge either party from any obligation that has accrued hereunder prior to such recapture. Effective as of the date of recapture of any subleased space of any portion of the Premises covered by this Lease pursuant to this paragraph, (i) the Rent shall be reduced in the same proportion as the number of square feet of Net Rentable Area of the Premises contained in the portion of the Premises so recaptured bears to the number of square feet of Net Rentable Area of the Premises contained in the Premises immediately prior to such recapture, and (ii) the Net Rentable Area of the Premises specified in Section 1.22 shall be decreased by the number of square feet of Net Rentable Area of the Premises contained in the portion of the Premises so recaptured. The provisions of this Section 11 shall not apply to an assignment or sublease to a Related Entity pursuant to Section 10.10 hereof.

12.	Maintenance and Repairs.

12.1Landlord's Obligations. Landlord shall maintain, and keep in good order, condition, and repair and make repairs to and perform maintenance upon the exterior and structural elements, and exterior windows of, the Building and the Common Areas, and all Building systems, Building equipment, and Building facilities, including the electrical, plumbing, heating, ventilation and air conditioning, elevator, and life safety (including fire prevention/sprinkler) systems of the Building and the Common Areas, except that:
(i)Landlord shall not be responsible for the maintenance, repair or replacement of: (a) any such systems located within the Premises which are supplemental or in addition to the Building's standard systems, whether installed pursuant to the Work Letter or otherwise; and (b) any such systems as to which Tenant made changes or additions without the approval of Landlord; and
(ii)the cost of performing any of said maintenance or repairs caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, or the failure of Tenant to perform its obligations under this Lease shall be paid by Tenant.
All such repairs and maintenance shall be performed so as to keep the Building in first class condition and repair and in compliance with all applicable Legal Requirements.
12.2Tenant's Obligations. Except as otherwise set forth in Section 12.1, Tenant shall, throughout the term of this Lease, at Tenant's sole cost and expense keep the Premises and every part thereof in good condition and repair, except for ordinary wear and tear and damage due to casualty. Tenant shall also maintain and repair wiring, cabling or specialty lighting installed in the Premises by Tenant. Landlord shall maintain and replace all base Building lighting and Building standard ballasts located in the Premises. Tenant shall make all repairs and replacements to the Premises necessitated or caused by: (i) the acts or omissions of Tenant or Tenant's Group; or (ii) the use or occupancy or manner of use or occupancy of the Premises by Tenant, in either case except for ordinary wear and tear, and in either case except to the extent that insurance proceeds are available for damage due to casualty if covered by insurance.

12.3No Abatement. There shall be no abatement or diminution of Rent and no liability of Landlord by reason of any injury or interference with Tenant's business arising from the making of any repairs or maintenance in or to any portion of the Premises, unless the Premises is made Untenantable for the conduct of Tenant's normal business operations for a period in excess of three (3) business days after notice from Tenant of such condition or if such Untenantability occurs more than a total of ten (10) business days in any twelve-month period. In all such events, Rent shall abate as to that portion of the Premises rendered Untenantable for the period commencing at the end of the third consecutive business day (or for each business day in excess of ten (10) in such twelve month period, as the case may be) during such period of Untenantability until the condition has been cured by Landlord. Landlord shall, at all times during the making of any repairs or maintenance in or to any portion of the Premises, use reasonable, good faith efforts to minimize interference with Tenant's use, access, occupancy or quiet enjoyment of the Premises and to protect Tenant's property located in the Premises from damage.

12.4Landlord Self-Help Maintenance. If repairs or replacements become necessary which by the terms of this Lease are the responsibility of Tenant and Tenant fails to make the repairs or replacements or fails to be making diligent efforts to do so within thirty (30) days after notice from Landlord of such failure, (or, if such repair or replacement cannot be completed within such thirty (30) day period, and Tenant fails to be making diligent efforts to make such repairs or replacements; provided, however, that such repairs or replacements must be completed within one hundred twenty (120) days after such notice), Landlord may make the repairs or replacements and Tenant shall within ten (10) business after receipt of an invoice therefor pay to Landlord one hundred fifteen percent (115%) of the reasonable cost thereof.

12.5Common Areas. The Common Areas and Complex shall be subject to the control, management, operation and maintenance of Landlord. Landlord shall have the right to construct, maintain and operate lighting and other facilities in the Building and in and on the Complex and Common Areas; to grant third-parties temporary rights of use thereof; from time to time to change the area, level, location or arrangement of parking areas and other facilities; to grant exclusive use of or lease the Common Areas to other persons; to temporarily close all or any portion of the Complex and Common Areas; to temporarily close all or any part of the parking areas or parking facilities within the Building; and to do and perform such other acts in and to the Building, the Complex and Common Areas as Landlord shall reasonably determine to be advisable, provided in all cases Tenant's access to and use of the Premises are not materially and adversely impaired. Landlord will operate and maintain the Common Areas in such manner, as Landlord, in its sole discretion, shall determine from time to time.

13.	Alterations.

13.1Alterations Require Landlord's Consent. In the event Tenant desires to make any alterations to the Premises after the Effective Date, Tenant's Alterations shall be subject to this Section 13 and to the As-Is Work Letter attached hereto as Exhibit "G" as long as the terms of said Work Letter are consistent with this Section 13, provided that, if there is a conflict between said Work Letter and the provisions of this Section 13, this Section 13 shall prevail. Tenant shall not make or cause to be made any Alteration in or to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Lease, Tenant may, without first obtaining Landlord's consent but upon prior notice to Landlord and presentation of appropriate documents, perform those Alterations which (i) do not require that a building permit be obtained under applicable law, (ii) are located exclusively within the Premises and not visible from adjacent space; and (iii) do not affect the Building systems ("Cosmetic Alterations"). Tenant shall not be permitted to make any Alteration which would adversely affect any life, safety, fire sprinkler, heating, ventilation, air conditioning, electrical or plumbing system or equipment without Landlord's prior written consent, which consent may be withheld for any reason whatsoever. If any Alterations are made by Landlord at Tenant's request, or are required due to any other Tenant Alteration on or to the Premises, such Alterations shall be at the sole cost and expense of Tenant plus fifteen percent (15%) representing Landlord's overhead costs.

13.2Requirements. Notwithstanding Landlord's consent to any Alterations, all Alterations, whether made prior to or during the Term, shall be made and performed in conformity with and subject to the following provisions:

(i)All Alterations shall be made and performed at Tenant's sole cost and expense and at such time and in such manner as Landlord may reasonably approve.

(ii)Alterations shall be made only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld or delayed.

(iii)No Alteration shall adversely affect any part of the Building other than the Premises or adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building.

(iv)All business machines and mechanical equipment shall be placed and maintained by Tenant in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance to other tenants or occupants of the Building.

(v)Tenant shall submit to Landlord reasonably detailed architectural and engineering plans and specifications for any proposed Alteration involving structural work, or otherwise requiring a consent hereunder (but only to the extent plans are customary for such Alteration). Tenant shall not commence any such Alteration without first obtaining Landlord's written approval of such plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord reserves the right to retain an engineer to review plans and specifications for any Alterations that might affect or impair the structural integrity of the Building or any mechanical, electrical, HVAC or other Building system. The actual out of pocket cost of any such engineering review shall be paid by Tenant.

(vi)All Alterations shall be made in full compliance with all Legal Requirements and in accordance with the Rules and Regulations.

(vii)All materials and equipment to be incorporated in the Premises as a result of all Alterations shall be of good quality.
(viii)Tenant shall include in its contract documents for the Alterations a requirement that any contractor performing Alterations carry and maintain at all times during the performance of the work, at no expense to Landlord, a policy of (a) commercial general liability insurance with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, including contractual liability coverage, personal injury coverage, independent contractors coverage, completed operations coverage, contractor's protective liability coverage, and broad form property damage, with an endorsement naming Landlord, its parent, subsidiary and affiliated companies and its and their directors, officers, employees, representatives and agents, as additional insured(s); (b) workers' compensation complying with the laws of the State of Oklahoma and employer's liability with limits of $500,000 each accident, $500,000 disease each employee and $500,000 disease policy limit; and (c) automobile liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles, and shall use all commercially reasonable efforts to enforce such requirement. In each of the policies providing the required insurance herein, contractor agrees to waive and will require its insurers to waive any rights of subrogation or recovery they may have against Landlord, its parent, subsidiary and affiliated companies and its and their directors, officers, employees, representatives and agents. The policies providing the required insurance shall be endorsed to provide to Landlord thirty (30) days (ten (10) days for non-payment) in advance of any non-renewal or cancellation of such policies. Prior to commencing Alterations hereunder, Tenant will deliver to Landlord contractor's certificate(s) of insurance evidencing the existence of the insurance and conditions required herein. Tenant shall be fully responsible to Landlord for any deficiencies in its contractor's insurance and shall defend, indemnify and hold harmless Landlord from or against any claim asserted or arising as a result of such deficiencies. Irrespective of the insurance requirements, the insolvency, bankruptcy, or failure of any such insurance company providing insurance for contractor, or the failure of any such insurance company to pay claims that occur will not be held to waive any of the provisions hereof. Landlord will not insure nor be responsible for any loss of or damage to, regardless of cause, property of any kind, including loss of use thereof, owned, leased or borrowed by contractor, its employees, agents or subcontractors.
(ix)Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work.
13.3Landlord's Right to Monitor. Tenant shall permit Landlord, at Landlord's sole cost and expense, to monitor construction operations in connection with such work; provided, however, that such monitoring or right to monitor by Landlord and the approval or disapproval of plans and specifications for such work in any situation (when required hereunder) shall be for the Landlord's sole benefit and shall not constitute any warranty by Landlord to Tenant or any other person of the adequacy of the design, workmanship or quality of such work or materials for Tenant's intended use or impose any liability upon Landlord in connection with the performance of such work; provided, further, that any such monitoring shall not unreasonably interfere or delay the performance of such construction by Tenant.

13.4Final Drawings. Tenant shall, within thirty (30) days of completion of any of its work, deliver to Landlord "as-built" architectural and engineering drawings and/or a CADD file of such work prepared and certified by a licensed architect and engineer.

13.5Alterations Part of Building. Except for Tenant's Trade Fixtures, all Alterations to or on the Premises (including but not limited to carpets, drapes and anything bolted, nailed, plumbed or otherwise secured in a manner customarily deemed to be permanent) shall be deemed upon termination of this Lease to be a fixture inuring to the Building and becoming a part of the Premises and shall be and remain the property of Landlord without compensation or credit to Tenant and covered by Landlord's insurance therefor; provided however, Landlord may waive its ownership right as to any Alteration (a "Specialty Alteration"), such as an internal staircase or a raised floor, which is not standard for typical office uses, by written notification of same to Tenant at the time Landlord shall give its consent thereto. Any replacements of any Alterations deemed upon termination of this Lease to be property of Landlord, whether made at Tenant's expense or otherwise, shall be and remain the property of Landlord. Unless otherwise directed by Landlord, Tenant shall remove all Trade Fixtures and those Specialty Alterations of which Landlord has waived ownership from the Premises, upon the expiration or sooner termination of this Lease, at Tenant's expense, and subject to the condition that (i) Tenant must repair any and all damage occasioned by the installation, use and/or removal of such Specialty Alteration, and (ii) the Premises must be promptly restored to its condition prior to installation thereof, normal wear and tear and damage from insured casualty excepted. In the event Tenant shall fail to remove the same, Landlord may do so on Tenant's behalf and at Tenant's expense.

13.6Tenant's Right to Cure. If Tenant defaults under this Section by reason of making any Alteration not hereby authorized or by reason of failure to give any notice or to obtain any approval required herein, Tenant may, after receipt of notice of such default from Landlord, cure such default by promptly removing such Alteration and restoring the Premises to their former condition.

13.7Directory. Landlord agrees to provide a directory of the names and locations of its tenants and to maintain the same at a convenient location in the lobby of the Building.

13.8No Liens. Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Complex, the Building, the Common Areas, the land which comprises the Complex, the Premises, or any part of such property arising out of work performed, or alleged to have been performed by, or at the direction of, or for the benefit of Tenant or otherwise arising from the acts or omissions of Tenant. If any such lien or claim for lien is filed, Tenant shall give notice to Landlord immediately upon becoming aware of such filing or claimed lien and Tenant shall within thirty (30) days after Tenant's actual knowledge of such filing, either have such lien or claim for lien released of record or shall deliver to Landlord a bond or other security in form, content, amount, and issued by a company reasonably satisfactory to Landlord indemnifying Landlord, the Building manager and others designated by Landlord against the total amount claimed and all costs and liabilities, including attorneys' fees, which may result from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien or claim for lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same and Tenant shall reimburse Landlord, within ten (10) business days after receipt of any invoice therefor, for the amount so paid by Landlord, including Landlord's interest expense and reasonable attorneys' fees.

14.	Allocation of Risks and Indemnification.

14.1Waiver of Subrogation. Tenant hereby waives any and all rights of recovery or subrogation Tenant or its insurance carrier may have against Landlord for loss or damage incurred by Tenant caused by fire or any of the risks covered by a standard "all risk" property insurance policy maintained by Tenant or any other insurance maintained by Tenant pursuant to this Lease, except to the extent that the insurance provided is invalidated by acts or omissions of Landlord, its employees or agents. Further, Landlord hereby waives any and all rights of recovery or subrogation Landlord or its insurance carriers may have against Tenant for loss or damage incurred by Landlord caused by fire or any of the risks covered by a standard "all risk" property insurance policy or any other insurance maintained by Landlord pursuant to this Lease (or based on a claim normally covered by an "all risk" property insurance policy to the extent Landlord is self-insured), except to the extent that the insurance provided is invalidated by acts or omissions of Tenant its employees or agents.

The effect of such waivers is not limited to the amount of insurance actually carried or required to be carried or to the actual proceeds received. The above waivers and covenants not to sue are further intended to bind each party's insurers providing insurance required hereunder, and each party agrees to obtain from their respective insurance companies permission to allow such party to waive the insurance companies' rights of subrogation.
14.2Indemnities of Landlord and Tenant. Tenant shall indemnify and hold harmless Landlord and its successors and assigns from and against any and all claims arising from or in connection with (a) the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done or any condition created by Tenant in or about the Premises during the Term of this Lease or, with respect to the Expansion Premises, during the period of time after the Effective Date and prior to the Commencement Date for Expansion Premises that Tenant may have been given access to the Expansion Premises, (b) any act, omission or negligence of Tenant in the Complex, (c) any accident, injury or damage whatever caused by Tenant occurring in, at or upon the Premises or the Complex; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease beyond any applicable notice and cure periods, including but not limited to the compliance with all Building Rules and Regulations by Tenant and Tenant's Group; together with all costs, expenses, and liability incurred in or in connection with each such claim or action or proceeding brought thereon, including without limitation all reasonable attorneys fees and expenses. Landlord shall indemnify and hold harmless Tenant and its successors and assigns from and against any and all claims arising from or in connection with (a) the operation or management of the Complex (exclusive of the Premises) or of any work or thing whatsoever done, or any condition created by Landlord in or about the Complex during or prior to the Term of this Lease, (b) any act, omission or negligence of Landlord in the Complex, (c) any accident, injury or damage whatever caused by Landlord or Landlord's Group occurring in, at or upon the Complex; and (d) any breach or default by Landlord in the full and prompt payment and performance of Landlord's obligations under this Lease beyond any applicable notice and cure periods; together with all costs, expenses, and liability incurred in or in connection with each such claim or action or proceeding brought thereon, including without limitation all reasonable attorneys fees and expenses.

14.3Right to Perform. In the event of a party's failure to perform in accordance with this Section 14, the indemnified party, at its option, may so perform without relieving the other party of its obligations hereunder, and such other party shall reimburse the indemnified party for all reasonably necessary and documented costs and expenses, including attorneys' fees, incurred in so performing together with interest on the amount of such costs and expenses at the greater of (i) the highest rate permitted by law, or (ii) the prime rate of interest announced as charged from time to time by BOKF, NA, to its preferred commercial customers for ninety-day unsecured loans plus two (2) points (and if such rate ceases to be announced by BOKF, NA, then ten percent (10%) per annum) (the "Default Rate"), payable from the date incurred by the indemnified party until reimbursed by such other party.

14.4Security. Security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and it is agreed that Landlord shall not be liable, for injuries or losses caused by criminal acts of third parties and the risk that any security device or service may malfunction or otherwise be circumvented by a criminal is assumed by Tenant, except to the extent that such criminal acts are the result of the gross negligence or willful misconduct or omissions of Landlord. Tenant may at Tenant's cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

14.5Other Tenants. Landlord and Tenant shall not be liable to the other party for any damages arising from any act or neglect of any other tenant in the Building or Complex.

15.Insurance.

15.1The Tenant, at its expense, will carry or cause to be carried and maintained in force throughout the entire term of this Lease insurance as described below with insurance companies licensed to do business in the State of Oklahoma and which are rated A- or better by A.M. Best Company or similar rating from another recognized rating agency, or through underwriters at Lloyd's London. The limits and insurance set forth below are minimum limits and types and will not be construed to limit Tenant's liability or represent the types and limits of insurance a reasonable and prudent business would maintain. All costs and deductible amounts associated with the required insurance will be for the sole account of the Tenant.

(A)
Workers' Compensation insurance complying with the laws of the State or States having jurisdiction over each employee, and Employer's Liability with limits of $500,000 each accident, $500,000 disease each employee, and $500,000 disease policy limit.

(B)
Commercial General Liability insurance on an occurrence form with a combined single limit of $2,000,000 each occurrence, and annual aggregates of $2,000,000, for bodily injury and property damage, including coverage for premises-operations, blanket contractual liability, broad form property damage, personal injury liability, independent contractors, and products/completed operations.

(C)	Automobile Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles.

(D)
Property insurance on an "all risk" basis for the full replacement value of Tenant's property (including fixtures, Alterations, Tenant's trade fixtures, furnishings, equipment and all other items of personal property of Tenant or which Tenant is required to replace under this Lease in the event of loss, damage or destruction) located in the Premises.

(E)
Such other insurance as Landlord may reasonably require from time to time with ninety (90) days prior written notice to Tenant, so long as such other insurance is at such time customarily required by landlords of Class A office space in buildings of comparable size and quality in downtown Tulsa, Oklahoma.

15.2Insurance Policies. Under the policies described in 15.1(B) and 15.1(C) above, Landlord, its parent, subsidiary and affiliated companies and its directors, officers, employees, representatives and agents will be named as additional insureds to the extent of the indemnifications provided by Tenant under this lease. Under the policy described in 15.1(D) above, Landlord, its parent, subsidiary and affiliated companies shall be named as a loss payee to the extent of their respective interests. Any added cost associated with naming these additional insureds/loss payee shall be borne by Tenant. The policies described in 15.1(B) and 15.1(C) above will be primary insurance with respect to the additional insureds, and any other insurance maintained by the additional insureds is excess and not contributory with this insurance. The liability limits required of Tenant hereunder may be met under a primary or umbrella or excess liability policy or any combination thereof.

15.3Non-Renewal or Cancellation. The policies providing Tenant's required insurance shall be endorsed to provide thirty (30) days (10 days for non-payment of premium) to Landlord from the insurance company in advance of any non-renewal or cancellation. Prior to Lease commencement and at or prior to the expiration of any policies providing such insurance, Tenant will deliver to Landlord certificates of insurance to Landlord, evidencing the existence of the insurance required above.

15.4Other Property. Landlord will not insure nor be responsible for any loss or damage, regardless of cause, to property of any kind, including loss of use thereof, owned, leased or borrowed by the Tenant or its employees, servants, agents or contractors.

15.5Landlord's Insurance. Landlord shall, during the Term (as the same may be extended) carry and maintain in full force and effect (a) property insurance in an amount sufficient to pay for the full replacement cost of the restoration or replacement of the Building and Landlord's property therein, (b) commercial general or excess liability insurance with a combined single limit of not less than $2,000,000 each occurrence, and annual aggregates of not less than $2,000,000, for bodily injury and property damage, including coverage for premises-operations, blanket contractual liability, broad form property damage, personal injury liability, independent contractors, and products/completed operations, and (c) Workers' Compensation insurance complying with the laws of the State or States having jurisdiction over each employee, and Employer's Liability. Landlord retains sole right to decide to restore or replace the Building should loss or damage occur. Landlord shall have the right to self-insure any or all of the insurance required herein.

15.6    Waiver of Subrogation. All insurance policies of property insurance carried by Landlord or Tenant in covering the Premises, its contents, and the property of either of them in the Premises will waive any right of the insurer to subrogation against the other to the extent permitted by law.

16.	Default and Remedies.

16.1Tenant's Default. The following shall be "Events of Default" by Tenant under this Lease:

(i)Tenant does not pay any installment of Rent when due and thereafter fails to cure such failure within ten (10) days after notice of such failure is given (provided, however, that Landlord shall not be required to give notice of non-payment more than twice in any twelve month period); or

(ii)Tenant fails to perform any other obligation under this Lease and thereafter fails to cure such breach within thirty (30) days after notice thereof is given (or if such cure reasonably takes more than thirty (30) days, if Tenant fails to commence such cure within such thirty (30) day period and thereafter diligently prosecute same to completion, but in any event no more than one hundred twenty (120) days after notice thereof). Landlord shall include in such notice a reasonably detailed description of the obligation which Tenant has failed to perform; provided, however, that any failure of Landlord to include such description, or the failure of any such description to be sufficiently specific, shall not render the notice ineffective; or

(iii)An execution or attachment lien shall be issued against substantially all of Tenant's property, and such execution or attachment shall not be vacated or removed by Court order, bonding or otherwise, within a period of ninety (90) days after the issuance thereof; or

(iv)Any petition is filed by or against Tenant under any section or chapter of the Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof and not vacated within ninety (90) days; or

(v)Tenant becomes insolvent or makes a transfer in fraud of creditors; or
(vi)Tenant makes a general assignment for the benefit of creditors; or

(vii)A receiver is appointed for Tenant or substantially all of Tenant's assets.

16.2Landlord's Remedies. In the event of the occurrence of any such Events of Default, Landlord shall have the option to pursue any one or more of the following remedies or any other remedies provided by law:

(i)Lease Termination. Landlord may terminate this Lease by giving written notice to Tenant of its election to do so in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which he may have for possession or arrearages in rent, enter upon and take possession and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, either by summary dispossession proceedings or any suitable action or proceeding at law or in equity, without being liable for prosecution on any claim or damage which Tenant might incur or have. At Landlord's demand (whether or not Landlord elects to terminate this Lease), Tenant agrees to pay to Landlord Accelerated Rent. "Accelerated Rent" means the total amount of Rent due hereunder through the Termination Date, less the fair market rental value of the Premises through the Termination Date, discounted to present value using a discount rate equal to the prime rate, as published in the Wall Street Journal on the date closest to the date that the Event of Default occurred, which amount shall be accelerated and due in one lump sum payment upon demand and shall bear interest from the Event of Default at the Default Rate until paid.

(ii)Re-Entry. Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof, either by summary dispossession proceedings or any suitable action or proceeding at law or in equity, without being liable for prosecution on any claim or damage which Tenant might incur, and Landlord shall use reasonable efforts to relet the Premises and mitigate Tenant's damages. In the event rent for reletting of the Premises is higher than Rent under the terms of this Lease, then such excess shall belong to Landlord and Tenant shall have no claim therefor. In the event that the rent received for reletting of the Premises is less than the Rent due under the terms of this Lease, then Tenant shall be liable to the Landlord for payment of the deficiency. Tenant further agrees to pay Landlord on the several rent days specified hereunder, as liquidated damages, sums equivalent to the monthly Rent reserved hereunder, less the avails of reletting, if any, and any additional amounts as provided in Section 16.2(v) hereof. In any event, however, unless the Lease is terminated, Tenant shall be liable for all Rent, whether in or out of possession of the Premises, to the end of the Term.

(iii)Self Help. Without terminating the Lease or removing Tenant from the Premises, Landlord may enter upon the Premises (but without causing a disturbance of the peace), without being liable for prosecution on any claim or damage which Tenant might incur or have, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord, on demand, for any reasonably necessary and documented expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or intentional act of Landlord or otherwise.

(iv)Property of Tenant. Any property belonging to Tenant or to any person holding by, through or under Tenant, or otherwise found upon the Premises at the time of re-entry or termination by the Landlord and not removed by Tenant pursuant to Section 18, shall be dealt with by Landlord in compliance with 41 O.S. §§ 51-52, as amended. Notwithstanding the foregoing: (x) any notice given in compliance with Section 27 of this Lease shall be deemed sufficient notice for all purposes of the foregoing statutes; and (y) Landlord shall have no obligation to Tenant to notify any parties claiming any interest in such property other than parties whose name and correct mailing address have been provided by Tenant to Landlord.

(v)Reletting, Costs of Alterations and Damages. Upon any reletting, Tenant shall be immediately liable to pay to Landlord, without further demand or process of law, the reasonably necessary and documented cost and expense of reletting, the documented cost of any alterations and repairs reasonably deemed necessary by Landlord to effect reletting, Landlord's reasonable attorney fees and reasonably necessary and documented administrative costs occasioned by such reletting, leasing commissions, whether payable in installments or not, and the full amount, if any, by which the Rent reserved in this Lease for the period of reletting (but not beyond the term of this Lease) exceeds the amount agreed to be paid as rent for the Premises for the period of reletting. If Tenant has been credited with any rent to be received by reletting and the rent shall not be promptly paid to Landlord by the new tenant, Tenant shall immediately be liable to pay any deficiency to Landlord. For purposes of calculating damages under this Section 16.2 after an Event of Default, occupancy of all or any part of the Premises by Landlord or any Affiliate of Landlord without a lease, or with a lease to an Affiliate providing below market rent, shall be treated as if such occupant paid fair market value for such occupancy.
(vi)Additional Remedies. In the event of any breach by Tenant of any covenants, agreements, terms or conditions of this Lease, Landlord shall be entitled to enjoin the breach, and in addition to the rights and remedies provided hereunder, shall have any other right or remedy allowed by law or equity. The provisions of this Section shall be construed so that remedies of Landlord shall be available to Landlord to the full extent that they are valid or enforceable under the laws of the State of Oklahoma.
(vii)Remedies Cumulative. The rights and remedies given to the parties shall be cumulative and the exercise of any of them shall not be deemed to be an election excluding the exercise by any party at any time of a different or inconsistent remedy, and shall be deemed to be given to such party in addition to any other and further rights granted to the Landlord by the terms hereof, or by law. The failure of any party at any time to exercise any right or remedy herein granted shall not be deemed to operate as a waiver of such right or remedy.
(viii)No Waiver. No act or thing done by Landlord or its agents during the Term shall be deemed an acceptance of an attempted surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention to be given to Tenant. Notwithstanding any such reletting or re-entry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous default. Landlord's acceptance of Rent or other sums due hereunder following an event of default shall not be construed as Landlord's waiver of such event of default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance to enforce one or more of the remedies herein provided upon the occurrence of default shall not be deemed or construed to constitute a waiver of any other violation or default. The failure of Landlord to enforce the Rules and Regulations of the Buildings against Tenant or any other tenant in the Buildings shall not be deemed a waiver thereof; provided that Landlord shall not enforce the Rules and Regulations in an unreasonable or discriminatory manner. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by the party against whom such waiver is asserted.

16.3    Landlord's Default. Landlord shall not be in default under this Lease unless: (i) Landlord fails to pay any sum of money required to be paid by Landlord to Tenant or satisfy any non-monetary obligation which Landlord has failed to perform, and such failure shall continue for thirty (30) days after notice thereof is delivered by Tenant to Landlord; provided, however, that if such cure reasonably takes more than thirty (30) days, Landlord shall not be in default so long as Landlord commences such cure within such thirty (30) day period and thereafter diligently prosecutes same to completion, but in any event no more than one hundred twenty (120) days after notice thereof. Tenant shall include in such notice a reasonably detailed description of the obligation which Landlord has failed to perform; provided, however, that any failure of Tenant to include such description, or the failure of any such description to be sufficiently specific, shall not render the notice ineffective. If Landlord shall default, then Tenant, without being obligated to and without thereby waiving such default, shall have the following remedies, which remedies shall be cumulative and shall be in addition to those remedies Tenant may have at law or in equity: (a) terminate this Lease upon notice to Landlord, (b) bring an action against Landlord seeking compensatory and/or injunctive relief, or (c) incur any reasonable expense (or, in the case of any payment Landlord is obligated to make, make such payment), necessary to perform the covenant, warranty, duty, or obligation of Landlord specified in such notice. The full amount of the reasonable costs and expenses incurred by Tenant (including reasonable attorneys' fees in connection with Tenant performing such obligation) or the payment so made, together with the amount of any reasonable attorneys' fees in instituting, prosecuting or defending any action or proceeding by reason of any default of Landlord hereunder, shall, at Tenant's option, either be: (i) paid by Landlord to Tenant within thirty (30) days after receipt of an invoice therefor with interest at the Default Rate thereon from the date paid by Tenant to the time paid by Landlord, or (ii) deducted by Tenant from the next due Rent under this Lease, together with interest at the Default Rate, from the date due until paid, until Tenant has been fully reimbursed for Tenant's necessary and reasonable expenditures. The provisions of this Section 16.3 shall not limit or modify the Limitation of Landlord's Liability provided for in Section 28.19 hereof.

17.	Attorney's Fees.

In any action brought by a party hereto to enforce the obligations of the other party hereto or to recover possession of any portion of the Premises, the prevailing party shall be entitled to collect from the opposing party to such action such prevailing party's reasonable litigation costs and attorney's fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

18.	Surrender of Premises.

Upon the expiration or termination of this Lease or termination of Tenant's right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean and good condition, ordinary wear and tear and loss or damage by fire or other casualty which Tenant is not obligated to insure or repair excepted, and shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent. Upon any termination, Tenant shall remove from the Premises all unattached and movable Trade Fixtures, Specialty Alterations which Landlord has required to be removed pursuant to Section 13.5, and personal property of Tenant ("Tenant Property") without credit or compensation from Landlord for the costs of removal, provided Tenant immediately shall repair all material damage resulting from such removal and shall restore the Premises to its pre-existing condition and repair prior to removal. In the event possession of the Premises is not delivered to Landlord when due, Section 28.9 hereinbelow shall control. If Tenant, prior to such time, shall fail to remove any Tenant Property, Landlord shall remove and deal with same in compliance with 41 O.S. §§ 51-52, as amended. Notwithstanding the foregoing: (x) any notice given in compliance with Section 27 of this Lease shall be deemed sufficient notice for all purposes of the foregoing statutes; and (y) Landlord shall have no obligation to Tenant to notify any parties claiming any interest in such property other than parties whose name and correct mailing address have been provided by Tenant to Landlord.

19.	Damage by Fire or Other Casualty.

19.1Substantial Untenantability. If either the Premises or the Building is rendered substantially Untenantable by fire or other casualty, Landlord shall elect by giving Tenant written notice within sixty (60) days after the date of said fire or casualty (unless Landlord does not have access to the Premises or the Building due to said fire or casualty, in which case the notice period under this Section 19.1 shall not begin to run until Landlord gains access to the Premises or the Building), either to:

(i)
terminate this Lease as of the date of the fire or other casualty if Landlord's good faith estimate of the time required to substantially complete such repair or restoration will exceed one hundred eighty (180) days from the date of such notice and if Landlord is also terminating the lease of other tenants similarly situated subject to such casualty with a remaining lease term approximating the same period of time as that remaining in the Term; or

(ii)
proceed to repair or restore the Premises or the Building (other than Alterations installed by or for the benefit of Tenant, Tenant's trade fixtures, furnishings, equipment and all other items of personal property installed by or for the benefit of Tenant) to substantially the same condition as existed immediately prior to such fire or casualty. For avoidance of doubt, Landlord shall have no obligation to repair or restore any tenant improvements, including without limitation flooring, interior walls and partitions within the Premises, cabinetry, fixtures and interior ceilings.

19.1.1If Landlord elects to proceed pursuant to subsection (ii) above, Landlord's notice shall contain Landlord's good faith estimate of the time required to substantially complete such repair or restoration. If such estimate indicates that the time so required will exceed one hundred eighty (180) days from the date of the notice, then Tenant shall have the right to terminate this Lease as of the date of such casualty by giving written notice to

Landlord not later than twenty (20) days after the date of Landlord's notice which termination shall be effective as of the later to occur of (i) the date of such casualty or (ii) the date Tenant vacates the Premises. Tenant shall vacate the Premises within thirty (30) days of the date such notice of termination is given. If Landlord's estimate indicates that the repair or restoration can be substantially completed within one hundred eighty (180) days, or if Tenant fails to exercise its said right to terminate this Lease within the twenty (20) days as provided immediately above, this Lease shall remain in force and effect. Provided, however, in the event such repair or restoration is not substantially completed within two hundred ten (210) days after the date of Landlord's notice, Tenant may terminate this Lease by thirty (30) days' prior written notice to Landlord; except that if Landlord completes such restoration within said thirty-day period, this Lease will not terminate notwithstanding Tenant's notice of termination.

19.2Insubstantial Untenantability. If either the Premises or the Building is damaged by fire or other casualty but is not rendered substantially Untenantable, then Landlord shall diligently proceed to repair and restore the damaged portions thereof, other than Alterations installed by or for the benefit of Tenant, Tenant's trade fixtures, furnishings, equipment and other items of personal property installed by or for the benefit of Tenant, to substantially the same condition as such existed immediately prior to such fire or casualty, unless such damage occurs during the last twelve (12) months of the Term and such damage cannot be substantially repaired within forty-five (45) days from the date of casualty (as determined in good faith by Landlord or Landlord's architect or engineer), in which event Landlord or Tenant shall have the right to terminate this Lease as of the date of such fire or other casualty by giving written notice to the other within thirty (30) days after the date of such fire or other casualty.

19.3    Rent Abatement. If all or any part of the Premises are damaged by fire or other casualty as hereinabove provided, all Rent shall abate for that part of the Premises which are Untenantable on a per diem and proportionate area basis from the date of the fire or other casualty causing such damage (provided such Untenantability shall continue for at least three (3) business days after the date of such fire or other casualty) until such time as Landlord or Tenant, as applicable, has substantially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such fire or other casualty, Tenant does not occupy the portion of the Premises for the conduct of its normal business operations which are Untenantable during such period. Notwithstanding the foregoing, in the event any casualty to the Premises or Building is caused in whole or in part by the negligence or intentional act of Tenant, its agents, employees, contractors, servants, guests or invitees, then Rent shall abate only so long as Tenant has commenced to repair the Premises as required by this Lease and Tenant continues such efforts with due diligence.
19.4    Tenant's Restoration. If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Tenant shall promptly and with due diligence repair and restore the leasehold improvements (other than improvements which Tenant is permitted to remove in accordance with the terms of this Lease upon expiration of the Lease) and personal property previously installed by Tenant pursuant to this Lease.

19.5    Insurance Proceeds Regarding Leasehold Improvements. In case of any insurance proceeds payable to Landlord and Tenant, for damage to the leasehold improvements, Tenant agrees to endorse checks for such sums promptly to the order of Landlord to be held in trust by Landlord as hereinafter provided. Landlord shall retain such proceeds to the extent of its interest therein if the Lease is terminated pursuant to the provisions hereinabove contained. If however, the Lease is not terminated as provided hereinabove, Tenant or its contractors shall be entitled to payment from such retained funds for repairing, restoring or reconstructing the leasehold improvements promptly upon Tenant's presenting to Landlord customary waivers of materialmen's and mechanic's liens or claims and an itemized statement of work performed showing the amount charged therefor. Further, such work shall be performed by Tenant in accordance with the terms, provisions and conditions of a work letter agreement to be entered into by the parties hereto at such time in a form then in general use by Landlord and reasonably acceptable to Tenant for work performed in or upon the Building. If, upon completion of the repair or restoration, any such insurance proceeds are left unexpended, Landlord shall pay the same to Tenant, upon demand. If the insurance proceeds are insufficient for the cost of the repair or restoration, Tenant shall pay the same to the extent of such insufficiency.
19.6    Landlord's Right to Repair or Restore. If Tenant does not commence promptly to repair or restore the damage or destruction to the leasehold improvements or if, having commenced the repair or restoration, Tenant does not proceed diligently to complete the same within thirty (30) days after written notice from Landlord, Landlord shall be entitled at any time thereafter to enter the Premises and repair or restore the damage or destruction and to apply any insurance proceeds held by it as hereinabove provided to the payment of the cost thereof. If the insurance proceeds are insufficient for the cost of the repair or restoration, Tenant shall pay to Landlord, upon demand and as additional rent as the work progresses, such reasonably necessary and documented amounts as shall from time to time be shown to be due and payable by Tenant.

20.	Eminent Domain.

20.1Permanent Taking. If all or any part of the Premises, Complex or the Building is permanently taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) which renders the Premises substantially Untenantable, this Lease shall terminate as of the date title vests in such authority, and Net Base Rent shall be apportioned as of such date.

20.2Insubstantial Taking. If any part of the Premises is taken or condemned for any public use or purpose (including a deed given in lieu of condemnation) and this Lease is not terminated pursuant to Section 20.1, Total Base Rent (and Tenant's Total Proportionate Share) shall be reduced for the period of such taking by an amount which bears the same ratio to the Total Base Rent then in effect as the number of square feet of Net Rentable Area of the Premises so taken or condemned bears to the number of square feet of Net Rentable Area of the Building. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of leasehold improvements and personal property installed by Tenant) to restore the Premises remaining to as near its former condition as circumstances will permit. Rent shall abate for that portion of the Premises rendered Untenantable until such restoration is completed. Upon the taking or condemnation described in this Section 20.2, the Net Rentable Area of the

Premises shall be reduced for all purposes under this Lease by the number of square feet of Net Rentable Area of the Premises so taken or condemned as determined and certified by an independent, professional architect reasonably selected by Landlord, at Landlord's expense, and Tenant's Total Proportionate Share shall be appropriately reduced.
20.3Compensation. Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award; provided, however, Tenant shall have the right to separately pursue against the condemning authority an award in respect of the loss, if any, to the then unamortized value of leasehold improvements paid for by Tenant without any credit or allowance from Landlord. Tenant shall also have the right to seek a separate award for the taking or condemnation of its leasehold interest, loss of personal property and moving expenses by such judicial proceeding.

21.	Rules and Regulations.
Tenant shall (and shall cause Tenant's Group to) abide by, and keep and observe all reasonable rules and regulations ("Rules and Regulations") which Landlord may make from time to time for the management, reputation, safety, care, or cleanliness of the Building, the Common Areas and/or the Premises, and/or the operations and maintenance thereof and the equipment therein, or for the comfort of Tenant and the other tenants of the Building. The current Rules and Regulations are attached hereto as Exhibit "E". Landlord shall have the right to make reasonable changes to the Rules and Regulations (which changes shall become effective as to Tenant upon delivery of a copy of such amended Rules and Regulations to Tenant) and waive in writing any or all of the Rules and Regulations in the case of any one or more tenants, provided in all events Landlord shall not enforce the Rules and Regulations in an unreasonable or discriminatory manner. All such Rules and Regulations are of the essence hereof without which this Lease would not have been entered into by the Landlord, and any breach of any provision of the Rules and Regulations by the Tenant which is material in the judgment of the Landlord shall constitute a default hereunder. If there is a conflict between the provisions contained in this Lease and the Rules and Regulations, the provisions of this Lease shall prevail.

22.	Landlord's Rights.
22.1Landlord shall have the following rights exercisable without notice (except as expressly provided to the contrary), and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (1) to change the street address of the Building or the Complex upon thirty (30) days' prior written notice to Tenant; (2) except as provided in Section 23 hereof, to reasonably designate and/or approve, install, affix and maintain all signs, including Tenant plaques, logos and graphics, on the exterior and/or interior of the Building and in and about the Complex; (3) except as provided in Section 23 hereof, to reasonably designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) to display the Premises to prospective tenants during the last twelve (12) months of the Term (as the same may be extended) at reasonable hours upon reasonable prior notice to Tenant, which may be verbal; provided that Landlord shall use reasonable, good faith efforts to minimize interference with Tenant's use, access, occupancy or quiet enjoyment of the

Premises and to protect Tenant's property located in the Premises from damage during any such authorized entry; (5) to change the arrangement of entrances, doors, corridors, elevators and stairs in the Building, provided Tenant's access to the Premises is not materially adversely affected thereby; (6) except as provided in Section 29.3 hereof, to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided that any such grant shall not restrict Tenant's use and occupancy of the Premises for the Sole Permitted Use; (7) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises to the extent that it may be permitted by the United States Postal Service; (8) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times (on a twenty-four hour, seven day a week basis) under such reasonable regulations as Landlord prescribes for security purposes; (9) to take any and all reasonable measures, including inspections and repairs to the Premises or to the Building, as may be necessary or desirable for the operation, safety, preservation, or protection thereof; provided that Landlord shall, at all times during the making of any such inspections or repairs in or to any portion of the Premises, use reasonable, good faith efforts to minimize interference with Tenant's use, access, occupancy or quiet enjoyment of the Premises and to protect Tenant's property located in the Premises from damage; (10) subject to Tenant's Bank Security, to retain at all times master keys or pass keys to such areas of the Premises as Tenant shall from time to time reasonably designate, subject to such reasonable regulations and controls by Tenant as are necessary to ensure the security of Tenant's operations and compliance with present and future bank security Legal Requirements; provided that Tenant covenants that: (i) master keys or pass keys for all areas of the Premises for which Landlord shall not be given keys (other than safes and vaults) shall be available on the Premises at all times for use by Landlord in event of emergency, and (ii) Tenant shall keep Landlord informed at all times of the person or persons in control of such keys; (11) to install, operate and maintain security systems which monitor and identify, by closed circuit television or otherwise, all persons entering and leaving the Building or the Complex; (12) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building or any other property, provided such pipes, ducts, conduits, and wires are hidden behind walls, floors or ceilings, and further provided that such structural elements shall not unreasonably interfere with Tenant's use of the Premises (it being agreed that in the case of any reduction in the Net Rentable Area of the Premises, Total Base Rent and Tenant's Total Proportionate Share shall be proportionately reduced); (12) to reasonably alter, amend and change the Rules and Regulations for protection of the health, safety and welfare of persons or property; and (13) to enter the Premises at all reasonable times following notice of such desired entry to Tenant, which may be oral, provided that Tenant shall make available to Landlord a designated individual within the Premises to accompany Landlord in such instance to examine the Premises and to show such to prospective purchasers, mortgagees, or to public officials lawfully having an interest therein, provided that Landlord shall use reasonable, good faith efforts to minimize interference with Tenant's use, access, occupancy or quiet enjoyment of the Premises and to protect Tenant's property located in the Premises from damage during any such authorized entry. In the event Tenant fails to make available to Landlord an individual to accompany Landlord in any particular instance, Landlord shall not be required to be accompanied by a Tenant designee.
22.2For the avoidance of doubt, Landlord shall not be required to give notice to Tenant of any entry on to the Premises in the following circumstances: (1) in the case of emergency as reasonably determined by Landlord; (2) at any time during the Term of this Lease that Landlord's maintenance staff enter the Premises to perform maintenance obligations of the Landlord under the provisions of this Lease; or (3) at any time during the Term of this Lease that Landlord's security staff enter the Premises to perform security services; provided that Landlord and Landlord's staff shall use reasonable, good faith efforts to minimize interference with Tenant's use, access, occupancy or quiet enjoyment of the Premises and to protect Tenant's property located in the Premises from damage during any such authorized entrance. Said enumerated rights in this Section 22 are in addition to all other rights of Landlord afforded under law and the terms of this Lease.

23.	Tenant's Signage.

23.1Tenant shall have the right to install appropriate signs, including Tenant's name and/or logo, and such other information as Tenant shall deem appropriate on the entrance doors to the Premises and at suitable and convenient locations in the Premises, subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Except as provided in this Section 23.1 and the Existing License Agreement as defined in Section 23.2 hereinbelow, Tenant shall not erect or install any sign or other type display whatsoever either upon the exterior of the Building or the Complex, upon or in any window, or in any lobby, hallway or door therein located, without the prior express written consent of Landlord, which consent Landlord may withhold in its discretion. All signs shall be installed at Tenant's sole cost and expense, including repair, maintenance and removal. Notwithstanding the foregoing, Landlord and Tenant agree and acknowledge that all signs, including the existing monument signs located on 1st Street and 2nd Street outside the Building, the Tenant's existing logo sculpture in the south lobby of the Building, and all other signs existing or installed in and around the Building as of the Effective Date of this Lease have been previously approved by Landlord. Tenant shall indemnify and hold harmless Landlord and its successors and assigns from and against any and all claims arising from or in connection with any of Tenant's signs and/or logos existing or installed in and around the Building as of the Effective Date of this Lease, including, without limitation any accident, injury or damage whatsoever caused by Tenant's signs or logos occurring in, at or upon the Premises or the Complex; together with all costs, expenses, and liability incurred in or in connection with each such claim or action or proceeding brought thereon, including without limitation all reasonable attorneys fees and expenses. The provisions of this Section 23.1 are in addition to, and shall not limit, the provisions of Section 14.2 hereof.

23.2Reference is hereby made to that certain License Agreement by and between Landlord and Tenant dated as of December 22, 1995, as amended by that certain Amendment to License Agreement dated as of April 30, 2004, as further amended by the Second Amendment to License Agreement dated as of May 1, 2009 (collectively, the "Existing License Agreement"). Contemporaneously with the execution of this Lease, Landlord and Tenant shall enter into a Third Amendment to the Existing License Agreement as more particularly described therein.

24.	Estoppel Certificate.
Each party hereto shall from time to time, upon no less than ten (10) business days' prior written request from the other or any mortgagee or ground lessor of the Complex, deliver to the other or such mortgagee or ground lessor a statement in writing certifying:

(i)    that this Lease and the Work Letter are unmodified and in full force and effect or, if there have been modifications, that this Lease and the Work Letter, as modified, are in full force and effect;
(ii)    the amount of Net Base Rent then payable under this Lease and the date to which Rent has been paid;
(iii)     that to the other party's knowledge, the requesting party is not in default under this Lease or any work letter agreement, or, if in default, a detailed description of such default(s);
(iv)     that Tenant is or is not in possession of the Premises, as the case may be; and,
(v)    such other factual information as may be reasonably requested.

25.	Real Estate Brokers.

25.1Tenant represents that Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord's Group from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

25.2Landlord represents that Landlord has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises on behalf of Landlord. Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant's Group from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

26.	Subordination and Attornment.

26.1Subordination. It is understood and agreed that this Lease (including all rights of the Tenant hereunder) is subject and subordinate to any ground lease or underlying lease of the land comprising the Building or Complex (hereinafter called "Ground Lease") which may now or hereafter affect the land or Building or Complex of which the Premises form a part and is further subject and subordinate to any mortgage or deed of trust or trust indenture (hereinafter called "Mortgage") which may now or hereafter affect any such lease or the real property of which the Premises form apart, and to any and all advances made under any such mortgage and to the interest thereon, and all renewals, replacements and extensions thereof. This section shall be self-operative and no further instrument or subordination shall be required, but Tenant shall nevertheless at any time hereafter, on the demand of Landlord, execute any instruments, releases or other documents that may be required by any such mortgage holder or ground lessor or any of their respective successors in interest to evidence such subordination. If in connection with the financing (existing or future financing) of the Building or Complex, the prospective lender, the holder of any such mortgage, or with respect to any bond financing, the trustee for any such bond holders, shall request reasonable modifications in this Lease as a condition of approval of such financing, Tenant will not unreasonably withhold, delay or defer making such modifications, provided that they do not materially increase the obligations of Tenant hereunder or adversely affect the leasehold interest created by this Lease or diminish Tenant's rights hereunder, except to a de minimis degree. In the event of termination of this Lease through foreclosure of any mortgage to which this Lease is subordinated, or if the Ground Lease is terminated, Tenant will upon the demand of the purchaser of the Premises at the foreclosure sale thereof, or of the lessor under the ground lease, attorn to and accept such purchaser or ground lessor as landlord under this Lease or, upon demand, enter into a new lease agreement with such purchaser or ground lessor for the unexpired term of this Lease as extended pursuant to the terms hereunder at the same rent and under the same provisions of this Lease; provided that Tenant's obligation to attorn to any such purchaser or ground lessor, and such attornment, shall be expressly subject to and wholly contingent upon such purchaser's or ground lessor's: (i) non-disturbance of Tenant in Tenant's use, peaceful possession, and quiet enjoyment of the Premises in accordance with and during the Term, and Renewal Term, if applicable so long as Tenant is not in default under this Lease, and (ii) written recognition of this Lease as binding upon the interest of such transferee and remaining in full force and effect during the Term and Renewal Term, if applicable. It is further agreed by Tenant that this Lease shall be subject and subordinate at all times to any other financing arrangement or right to possession, such as by way of example, a synthetic lease or sublease, under which Landlord is in control of the Premises, and to the rights of the owner or owners of the Premises, the Building, the Complex or the land of which the Building or Complex is a part. Landlord represents and warrants that, as of the date of this Lease, (a) there are no Ground Leases of the Building or Complex and (b) there are no Mortgages affecting the land, Building or Complex.

26.2Attornment. In the event of the cancellation or termination of any such ground lease in accordance with its terms or by the surrender of such ground leasehold estate, whether voluntary, involuntary or by operation of law, or by summary proceedings, or the foreclosure of any such mortgage or deed of trust by voluntary agreement or deed in lieu of foreclosure or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to and recognize such ground lessor, mortgagee, beneficiary, or purchaser in foreclosure as Tenant's Landlord under this Lease; provided that Tenant's obligation to attorn to any such ground lessor, mortgagee, beneficiary, or purchaser in foreclosure, and such attornment, shall be expressly subject to and wholly contingent upon such ground lessor's, mortgagee's, beneficiary's, or purchaser in foreclosure's: (i) non-disturbance of Tenant in Tenant's use, peaceful possession, and quiet enjoyment of the Premises in accordance with and during the Term, and Renewal Term, if applicable so long as Tenant is not in default under this Lease, and (ii) written recognition of this Lease as binding upon the interest of such transferee and remaining in full force and effect during the Term and Renewal Term, if applicable. Subject to the immediately preceding sentence, Tenant agrees to execute and deliver at any time upon request of such ground lessor, mortgagee, beneficiary, purchaser, or their successors, any reasonable instrument to further evidence such attornment.

26.3Nondisturbance. Tenant's agreement to subordinate the Lease to any future ground lessor or underlying lessor or mortgagee for the Building is conditioned upon Landlord's obtaining a commercially reasonable non-disturbance and attornment agreement which shall not increase the obligations of Tenant hereunder or adversely affect the leasehold interest created by this Lease or diminish Tenant's rights hereunder, except to a de minimis degree (an "SNDA"), whereby such lessor or mortgagee agrees not to evict or disturb Tenant's occupancy of the Premises or terminate this Lease in the event of a default by Landlord under such lease or mortgage and further agrees to recognize all of Tenant's rights under this Lease.

27.	Notices.
All notices or advices required or permitted to be given by or pursuant to this Lease, shall be given in writing and in the English language. All such notices and advices shall be: (i) delivered personally, (ii) by email to the appropriate email address set forth below provided receipt is acknowledged by the addressee by email originated by the addressee or other written means, (iii) by email to the appropriate email address set forth below with a follow-up copy by overnight courier service the next business day at the location of the addressee, (iv) delivered by facsimile, (v) delivered by U.S. Registered or Certified Mail, Return Receipt Requested, or (vi) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given: (i) the first business day following the date of delivery if delivered personally, by facsimile, or by email, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:
If to Landlord:     At the address provided in Section 1.16 hereof;
and
If to Tenant:        At the address provided in Section 1.34 hereof
or to such other address as the party may have furnished to the other party in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

28.	Miscellaneous.

28.1Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as either Landlord or Tenant, the obligations of such multiple parties shall be the joint and several responsibility of all persons or entities named herein as such Landlord or Tenant.

28.2Non-Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of the Lease or (in the case of Landlord only) of any of the Rules and Regulations incorporated herein or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease, or breach of the Rules and Regulations, shall not be deemed a waiver of such breach. The failure of, Landlord to enforce any of the Rules and Regulations as incorporated herein or hereafter adopted against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations; provided that Landlord shall not enforce the Rules and Regulations in an unreasonable or discriminatory manner.

No act or thing done or omitted to be done by Landlord or Landlord's agents during the term of the Lease, which is necessary to enforce the terms of the Lease, or the Rules and Regulations, shall constitute an eviction by Landlord nor shall it be deemed an acceptance or surrender of said Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or Landlord's agent shall have any power to accept the keys of said Premises prior to the termination of the Lease. The delivery of keys to any employee of Landlord or Landlord's agents shall not operate as a termination of the Lease or a surrender of the Premises.
28.3Late Charges. All delinquent Rent shall bear interest at the Default Rate from the occurrence of default until paid.

28.4Entire Agreement. This Lease, the Exhibits and any riders identified herein and attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other representations, promises or agreements, either oral or, written. All negotiations, considerations, representations and understandings between the parties are incorporated herein and are superseded hereby. There are no terms, obligations, covenants, statements, representations, warranties or conditions relating to the subject matters hereof other than those specifically contained herein.

28.5Landlord and Tenant Defined. The words "Landlord" and "Tenant", wherever used in this Lease, shall be construed to mean Landlords and Tenants in all cases where there is more than one Person constituting Landlord or Tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. With respect to the provisions hereof regarding indemnification or waiver of liability of the Landlord, the term "Landlord" shall be deemed to include any third party operator or owner of the Building.
28.6No Reservation/Option. The execution of this Lease by Tenant and delivery of same to Landlord does not constitute a reservation of or option for the Premises or an agreement to enter into a Lease and this Lease shall become effective only if and when Landlord executes and delivers same to Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be withdrawn or revoked for thirty (30) days after such execution and delivery, but such offer shall become null and void, without the need for any additional action on the part of Tenant if Landlord shall not execute and deliver the Lease to Tenant within such thirty (30) day period. If Tenant is a corporation, it shall, if requested by Landlord, deliver to Landlord certified resolutions of Tenant's directors authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder.

28.7Amendment. This Lease may not be amended or modified by any act or conduct of the parties or by oral agreements unless reduced and agreed to in a writing which specifically references this Lease and which has been signed by both Landlord and Tenant. No waiver of any of the terms of this Lease by either party shall be binding upon the waiving party unless reduced to writing and signed by such party.

28.8[Intentionally Omitted].

28.9Holdover. In the event Tenant remains in possession of the Premises after the expiration or termination of the Term, and without the execution of a new lease or an amendment to this Lease or without good faith negotiations between Landlord and Tenant occurring, Tenant shall be deemed to be occupying the Premises as a Tenant from month-to-month and the Total Base Rent due for the first three (3) months of occupancy shall be one hundred twenty-five percent (125%) of the Total Base Rent last in effect. In the event that the holdover continues beyond ninety (90) days after the expiration of the Term, the Total Base Rent for each month of continued occupancy shall be one hundred fifty percent (150%) of the Total Base Rent last in effect during the Term. If Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover, Tenant shall be liable to Landlord for all damages, including, without limitation, special or consequential damages, that Landlord suffers from the holdover.

28.10Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant's right of possession of the Premises shall reinstate, continue or extend the Term.

28.11Binding Effect. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

28.12Force Majeure. Neither Landlord nor Tenant shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease on such party's part to be performed (except, in all events monetary obligations), if such party fails to timely perform same and such failure is due in whole or in part to an Unavoidable Delay as defined in Section 1.42 or by any act or omission caused directly or indirectly by the other party or the Tenant's Group (as to a Landlord failure) or the Landlord's Group (as to a Tenant failure). In the event of an occurrence under this Section 28.12 preventing either party from performing any obligation as herein provided, such party shall give the other party notice thereof as soon as reasonably practicable and such party shall exercise commercially reasonable efforts to resume performance hereunder.

28.13Captions. The headings of the several articles, paragraphs and sections contained herein are for convenience only and do not define, limit or construe the content or scope of such articles, paragraphs and sections.

28.14Applicable Law; WAIVER OF TRIAL BY JURY. This Lease shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions), of the State of Oklahoma. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO: (1) THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF OKLAHOMA, (2) SERVICE OF PROCESS BY

ANY MEANS AUTHORIZED BY THE FEDERAL RULES OF CIVIL PROCEDURE (FOR ACTIONS FILED IN FEDERAL COURT), OR THE LAW OF THE STATE OF OKLAHOMA (FOR ACTIONS FILED IN OKLAHOMA STATE COURT), AND (3) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL TO AND BY THE COURT WITHOUT A JURY (TRIAL BY JURY IS HEREBY KNOWINGLY AND EXPRESSLY WAIVED BY THE PARTIES), IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER PARTY HERETO OR THEIR SUCCESSORS OR ASSIGNS IN ANY WAY REGARDING OR RELATED TO THE PREMISES, BUILDING, OR COMPLEX, OR ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, ANY CLAIM FOR INJURY OR DAMAGE, OR ANY CLAIM FOR LEGAL, EQUITABLE, EMERGENCY, OR STATUTORY REMEDY OR RELIEF. LANDLORD'S AND TENANT'S WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 28.14 SHALL SURVIVE THE TERMINATION DATE OR EARLIER TERMINATION OF THIS LEASE.

28.15Time. Time is of the essence of this Lease and the performance of all obligations hereunder.

28.16[Intentionally Deleted].

28.17Licenses and Permits. Tenant shall be solely responsible for obtaining, all licenses and/or permits as may be required for Tenant to lawfully conduct its business in the Premises.

28.18Limitation of Tenant's Liability. Notwithstanding anything to the contrary contained in this Lease, Landlord shall look only to the assets of Tenant for the satisfaction of any liability of Tenant under this Lease, it being expressly understood and agreed that any partner, officer, director, member, manager, shareholder, employee or agent of Tenant as an individual shall not be held personally liable for such obligations and Landlord shall not pursue satisfaction of any judgment against Tenant arising under the Lease against the assets of any individual partner, officer, director, member, manager, shareholder, employee or agent of Tenant. Subject only to Section 28.9 hereinabove, in no event shall Tenant be liable for consequential, special or punitive damages.

28.19Limitation of Landlord's Liability. Notwithstanding any other provision contained in the Lease to the contrary, Tenant shall look only to the interest of Landlord in the Building, including any available applicable condemnation and insurance proceeds, for satisfaction of any liability of Landlord under the Lease, it being expressly understood and agreed that any partner, officer, director, member, manager, shareholder, employee or agent of Landlord as an individual shall not be held personally responsible for such obligations and Tenant shall not pursue satisfaction of any judgment which Tenant obtains against Landlord arising under the Lease against the assets of any individual partner, officer, director, member, manager, shareholder, employee or agent of Tenant. In no event shall Landlord be liable for consequential, special or punitive damages.

28.20Counterparts. This Lease may be executed in any number of counterparts, any or all of which may contain the signature of only one of the parties, and all of which shall be construed together as a single instrument. Counterparts of this Lease must be signed by both Landlord and Tenant to be effective. It shall not be necessary in making proof of this Lease to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, both of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. This Lease may be executed and delivered by a facsimile, digital, and/or electronic transmission of a counterpart signature page hereof.

28.21Partial Invalidity. In the event any provision of this Lease, or the application of such provision to any person, entity, or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Lease, and the application of such provision to persons, entities, or sets of circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

29.	Special Provisions.

29.1Incorporation of Exhibits and Riders. All Exhibits and riders attached hereto, if any, shall form part of this Lease as if same were embodied herein.

29.2Building Naming Rights. The Building shall be named the "Bank of Oklahoma Tower" but, at the request of Tenant and provided Tenant is not then in default under this Lease, said name may be changed from time to time subject to Landlord's consent, which shall not be unreasonably withheld, provided further that, if the changed name be other than the then name of the Tenant, the consent of The Williams Companies, Inc. shall also be required.

29.3Restrictions on Other Banks in the Building. To the extent permitted by law, Landlord covenants and agrees that during the Term of this Lease no portion of the Building shall be leased to, used or occupied by any Person, firm, association or corporation for the operation of a national or state bank (or any branch office thereof), or a savings and loan association (or any branch office thereof) or any other financial institution which operates a business directly competing with Tenant. This prohibition shall not preclude the leasing of space for use and occupancy by small loan finance companies.

29.4Combined Premises Square Footage. In the event Landlord re-measures, re-assesses, or re-surveys the Building, Landlord hereby agrees not to increase or decrease the square footage amount of the Net Rentable Area of the Premises; provided, however, in the event Tenant leases additional space in the Building from Landlord, or returns any of the Premises back to Landlord, Tenant agrees that Landlord will increase or decrease, as applicable, the square footage amount of the Net Rentable Area of the Premises.

29.5License Premises for Kiosk.

29.5.1Reference is hereby made to that certain plaza level premises within the Building more particularly described and depicted on Exhibit "H" attached hereto and incorporated herein by reference (the "Kiosk License Premises"). Landlord agrees to permit the Tenant to use Kiosk License Premises, subject to the terms and conditions contained herein (the "Kiosk License"); provided that the Kiosk License shall be terminable by either Landlord or Tenant upon thirty (30) days prior written notice. Tenant shall not pay rent to Landlord on the Kiosk License Premises. Tenant agrees that the use and maintenance of the Kiosk License Premises shall be governed by the terms of this Lease, including, without limitation, Lease terms related to insurance and indemnity. It is hereby understood and agreed that the Kiosk License is merely a license to use the Kiosk License Premises during normal business hours and that no right, title or interest in or to the Kiosk License Premises is granted to or vested in or intended to be granted to or vested in the Tenant by virtue of the Kiosk License. Tenant acknowledges that all use of the Kiosk License Premises by the Tenant shall be pursuant to the Kiosk License and that Tenant shall not by such use acquire any rights in or to the Kiosk License Premises by prescription, adverse possession or otherwise. The Kiosk License shall be limited to the signage currently existing on the wall and the kiosk as shown on Exhibit "H" attached hereto and incorporated herein. No temporary signage will be allowed.

29.5.2Landlord and Tenant hereby ratify the respective rights and obligations with respect to the exterior garden terrace located on the plaza level of the Building (the "Garden Terrace") as set forth in that certain Letter Amendment to Lease between Landlord and Tenant dated June 4, 2008.

29.6Parking Spaces. Landlord shall make or cause to be made available to Tenant eighteen (18) reserved parking spaces in the executive parking garage (the "Parking Garage") located on the garage level of the Building. The current market rate for each such parking space is $160.00 per month, which rate is subject to increase when the rates in the Parking Garage increase from time to time for other tenants in the Complex. Parking in the Parking Garage will be on a reserved basis; provided that, Landlord reserves the right to reassign spaces in the Parking Garage from time to time at its sole discretion.

29.7Right of First Offer.
29.7.1Tenant shall have a right of first offer, subject to the restrictions set forth below ("Right of First Offer"), to lease space that comes available on any of the 17th, 20th, and 21st floors in the Building (collectively, the "ROFO Space") commencing on October 1, 2019, and so long as this Lease remains in effect. Tenant's rights hereunder in respect of any of the ROFO Space shall be subject and subordinate to the pre-existing written rights, if any, of all tenants in the Building as of the Effective Date. The Right of First Offer described in this Section 29.7 is personal to Tenant and is non-transferable, except in connection with a permitted assignment of the entire Lease to a Related Entity, or a permitted sublease of the entire Premises to a Related Entity. The Right of First Offer shall not be applicable to any space recaptured by Landlord pursuant to Section 11.1 of this Lease.

29.7.2In the event that Landlord desires to lease any of the ROFO Space and Tenant is not then in default of the Lease, Landlord shall deliver a written notice (the "ROFO Notice") to Tenant which shall set forth the floors or space of the ROFO Space being offered (the "Offered Premises"). If Tenant desires to lease the Offered Premises, Tenant shall have ten (10) business days (the "ROFO Period") immediately following Landlord's delivery of the ROFO Notice to submit a written offer to Landlord for the Offered Premises (the "ROFO Offer"), which such offer shall include and shall be limited to the net base rent per square foot which Tenant is offering for the lease of the ROFO Space (the "Offered Premises Net Base Rent"). Time shall be of the essence with respect to such ROFO Period and the failure or refusal of Tenant for any reason whatsoever to deliver to Landlord the ROFO Offer in the time and in the manner herein prescribed shall be deemed an irrevocable waiver of Tenant's Right of First Offer as to the Offered Premises. Tenant shall not have the option to make a ROFO Offer on less or more ROFO Space than is offered in the ROFO Notice.

29.7.3Landlord shall have ten (10) business days immediately following Tenant's delivery of the ROFO Offer to notify Tenant in writing if Landlord accepts or rejects Tenant's ROFO Offer (the "Landlord's Response"). Landlord may elect to accept or refuse Tenant's ROFO Offer, in Landlord's sole discretion. If Landlord timely accepts Tenant's ROFO Offer, then Landlord and Tenant shall enter into a lease or an appropriate amendment to this Lease for the Offered Premises within twenty (20) business days after Tenant's receipt of Landlord's Response. Such lease on or amendment with respect to the Offered Premises shall be a triple net lease on the same terms and conditions as the Expansion Premises provisions of this Lease (including, without limitation, the Termination Date, annual escalations and Operating Expenses) except for the Offered Premises Net Base Rent.

29.7.4If (i) Tenant declines to make a ROFO Offer on the Offered Premises, (ii) Landlord refuses the ROFO Offer, or (iii) Landlord and Tenant do not enter into a fully executed lease or an appropriate amendment to this Lease for the Offered Premises within such twenty (20) business day period described in Section 29.7.3 above, then such refusal or failure shall be deemed an irrevocable waiver of Tenant's Right of First Offer as to the Offered Premises covered by the ROFO Notice and Tenant's Right of First Offer as to the Offered Premises will terminate and be of no further force and effect, in which case Landlord will have the right to lease such Offered Premises to a third party on the same or any other terms and conditions, whether or not such terms and conditions are more or less favorable than those offered to Tenant. Such termination of the Tenant's Right of First Offer with respect to the Offered Premises shall be permanent and effective whether or not Landlord ultimately leases the Offered Premises to a third party. Notwithstanding such termination as to the Offered Premises, the Right of First Offer with respect to the other ROFO Space, if any, shall continue until similarly terminated in accordance with this paragraph. Notwithstanding anything in this Section 29.7 or Lease to the contrary, if: (i) Landlord shall enter into a lease for such Offered Premises and such Offered Premises shall thereafter become available during the Term, then the provisions of this Section 29.7 shall become applicable again with respect to such particular Offered Premises.

29.8Plaza Level Teller Area Renovation. Landlord hereby acknowledges that Tenant desires to update and modify the existing bank teller area located in the northerly portion of the plaza level (the "Plaza Level Teller Area"). Prior to the Effective Date of this Lease, Tenant submitted conceptual drawings to Landlord regarding such Plaza Level Teller Area modification ("Teller Area Modification"). Prior to commencement of construction on the Teller Area Modification, Tenant shall have submitted finalized and refined drawings and specifications to Landlord, which such final drawings and specifications shall be substantially similar to the conceptual drawings submitted to Landlord prior to the Effective Date of this Lease, and shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. All costs of the plaza level Teller Area Modification shall be borne by Tenant.

29.9Tenant Cabling. Subject to the availability of space as determined by Landlord in its sole discretion and subject to the other conditions set forth herein, Tenant shall have the right to install conduit up to 2" in size for cabling horizontally and vertically in the Building and the Building riser. The conduit and cabling installation shall be at Tenant's sole cost and expense provided any such installation shall be completed only by a contractor approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant's plans and specifications and the manner of installation of any conduit and cabling installation shall be subject to Landlord's review and written approval, which shall not be unreasonably withheld or delayed, prior to commencement of said work. All conduits and cabling shall be labeled by Tenant in such manner as may be reasonably required by Landlord. Further, any installation of conduit and cabling shall be coordinated and supervised by Landlord's construction manager. A management fee equal to twenty percent (20%) of the conduit and cabling installation cost plus the construction manager's reasonably necessary and documented labor cost associated with the project shall be paid by Tenant, which Tenant agrees to pay within ten (10) business days of receipt of an invoice therefor. Upon request by Tenant, Landlord shall provide to Tenant an estimate of such fees. Any cabling previously installed by Tenant or hereafter installed by Tenant as provided herein shall be removed from the Building at the expiration of the Lease term at Tenant's sole cost and expense, unless Landlord otherwise directs in writing. Within one hundred twenty (120) days from the date of Rent Commencement Date, Tenant shall submit to Landlord detailed drawings, in form acceptable to Landlord, showing the as-built condition of Tenant's conduit from the point of origination in the Building to the point of termination in the Premises. Tenant's as-built drawings shall be revised upon the installation of any additional conduit and submitted to Landlord within thirty (30) days after completion of the conduit installation.

29.10[Intentionally Omitted].

29.11Termination of Prior Lease Agreement. Landlord and Tenant are parties to that certain Lease dated as of June 18, 1974, as amended by that certain Amendment One thereto dated as of May 31, 1977, as amended by that certain Second Amendment thereto dated as of January 1, 1996, as amended by that certain Third Amendment thereto dated as of February 1, 1997, as amended by that certain Fourth Amendment thereto dated as of May 7, 2001, as amended by that certain Fifth Amendment thereto dated as of May 1, 2005, as amended by that certain Sixth Amendment thereto dated as of September 1, 2010, and as amended by that certain Seventh Amendment thereto dated as of April 15, 2013 (collectively, as so amended, the "Prior Lease Agreement"). Landlord and

Tenant hereby agree and acknowledge that from and after the Effective Date of this Lease, the Prior Lease Agreement shall be terminated in its entirety, and the Prior Lease Agreement shall be of no further force and effect, and each of the Landlord and Tenant shall have no further obligations to each other under the terms of the Prior Lease Agreement except for obligations which have accrued as of the Effective Date. Notwithstanding the foregoing, after the Effective Date of this Lease Landlord may calculate and issue Landlord's Statement for Existing Premises to Tenant for any reconciliation of Additional Rental (as defined in the Prior Lease Agreement) for the Existing Premises pursuant to the Second Amendment to the Prior Lease Agreement for calendar year 2018 and for that portion of calendar year 2019 between January 1, 2019, and the Effective Date of this Lease. The obligations of the parties under this Lease shall be separate and apart from the obligations of the parties under the Prior Lease Agreement, and this Lease shall not be deemed to limit, affect, or re-impose any obligations arising under the Prior Lease Agreement.

29.12Confidentiality. Tenant acknowledges that any information provided by Landlord pursuant to this Lease will be confidential information except to the extent such information (a) is generally available to the public other than as a result of disclosure by Tenant or (b) becomes available to Tenant on a non-confidential basis from a party other than Landlord. Tenant shall not disseminate such information to any third party unless (i) required to do so by applicable law or regulation, or (ii) demanded by subpoena or other validly issued administrative or judicial process. If Tenant is so required or requested to disclose any such information, Tenant shall provide Landlord with prompt written notice of such requirement or request so that Landlord may consider seeking a protective order. Landlord shall have a period of five (5) business days from receipt of Tenant's notice to apply for the appropriate protective order. During the pendency of such protective order proceedings, Tenant shall take lawfully permitted steps and use commercially reasonable efforts to cooperate with Landlord in preserving the confidentiality of the confidential information; provided, however, that nothing contained herein shall prevent Tenant from disclosing such information if legally required to do so. If such order is not obtained, or Landlord waives its right to seek a protective order, Tenant will furnish only that portion of such information that is required to be disclosed.

[Signature Page Follows]

This Lease was executed by the parties on the date first above written.

LANDLORD:

WILLIAMS HEADQUARTERS BUILDING LLC,
a Delaware limited liability company

By: /s/ Peter S. Burgess
Printed: Peter S. Burgess
Title: V.P. Treasurer

TENANT:

BOKF, NA,
a national banking association, d/b/a Bank of Oklahoma

By: /s/ Michael D. Nalley
Michael D. Nalley, CCIM, CPM, RPA
Senior Vice President
Director Corporate Real Estate

EXHIBIT "A"

Delineation of the Premises
Bank of Oklahoma Tower

EXHIBIT "B"

Returned Premises

EXHIBIT "C-1"

[INTENTIONALLY DELETED]

EXHIBIT "C-2"

[INTENTIONALLY DELETED]

EXHIBIT "D-1"

Landlord's Statement for Expansion Premises

EXHIBIT "D-2"

Landlord's Statement for Existing Premises

EXHIBIT "E"

Rules and Regulations
Bank of Oklahoma Tower

1.
Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the reasonable judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its Tenant may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the Tenant, the Building and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the Tenant from whose Premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant for damages or loss arising from the admission, exclusion or ejection against the removal of property from the Premises of the Tenant. Landlord shall in no way be liable to any Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Tenant's Premises or the Building under the provisions of this rule.

2.
Landlord reserves the right to exclude or expel from the Building any person who in the judgment of Landlord is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of these Rules and Regulations.

3.
Tenant shall not sell or permit the sale, at retail or wholesale, of newspapers, magazines, periodicals or theater tickets, in or from their Premises; nor shall Tenant carry on or permit or allow any employee or other person to carry on the business of stenography, typewriting, telephone answering service, or any similar business in or from their Premises for the service or accommodation of the occupants of any other portion of the Building, or the business of a barber shop, beauty shop, tobacco or pipe shop, liquor store, employment bureau, or a manicuring or chiropodist business, except with the prior written approval of Landlord. Tenant shall not occupy or permit any portion of their Premises to be occupied as an office or facility for the possession, storage, manufacture or sale of narcotics of any form or kind, without the prior written approval of Landlord.

4.
Tenant shall not manufacture any commodity or prepare or dispense any foods or beverages in their Premises or use the same as sleeping apartments, unless the Premises are expressly leased for such purposes. The foregoing shall not prohibit in any way Tenant's use of a portion of the Premises as a lunch room/kitchen for us by Tenant with a microwave oven and such other typical office amenities.

5.
Tenant shall not conduct directly or indirectly any auction upon their Premises, or permit any other person to conduct an auction upon the Premises. Tenant is not to conduct malodorous activities in or about their Premises or the Building. Tenant will not permit gambling to be conducted in or upon its Premises.

6.
No noise, including the playing of any musical instruments, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any Tenant, and no cooking shall be done in their Premises or the Building, except as expressly approved by Landlord. If cooking is permitted by Landlord, Tenant shall not permit any cooking or food odors emanating within the Building to seep into other portions of the Building. All electrical equipment used by Tenant shall be U.L. approved. Nothing shall be done or permitted in Tenant's Premises, and nothing shall be brought into or kept in the Premises which would impair or interfere with any of the Building services or the proper and economic heating, cooling, cleaning or other servicing of the Building or the Premises, or the use or enjoyment by any other tenant within the Building, nor shall there be installed by Tenant any ventilating, air- conditioning, electrical or other equipment of any kind, which, in the judgment of Landlord, might cause any such impairment or interference.

7.
Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business, in the Building. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building. Tenant shall not use any other method of heating than that supplied by Landlord.

8.	Tenant shall give Landlord prompt notice of all accidents to or defects in air-conditioning equipment, plumbing, electric facilities or any part or appurtenance of their Premises.

9.
Tenant shall not cause unnecessary labor by reason of carelessness and indifference to the preservation of good order and cleanliness in their Premises and in the Building. Waste and unnecessary use of electricity and other utilities is prohibited.

10.	Tenant shall use electric, gas and any other form of energy only from such sources of supply as are furnished in the Building.

11.
All deliveries to the Building for or by any Tenant are to be made through the service entrance to Building as designated by Landlord, unless special permission is granted by Landlord for the use of other Building entrances. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord further reserves the right to change the Building entrance to be utilized for deliveries.

12.
Furniture, equipment or supplies shall be moved in or out of the Building only upon the elevator designated by Landlord and then only during such hours and in such manner as may be prescribed by Landlord. Landlord shall have the absolute right to approve or disapprove the movers or moving company employed by Tenant and Tenant shall cause said movers to use only the loading facilities and elevator designated by Landlord.

13.
Should any Tenant desire to place in the Building any unusually heavy equipment, including, but not limited to, large files, safes and electronic data processing equipment, it shall first obtain written approval of Landlord to place such items within the Building, for the use of the Building elevators, and for the proposed location in which such equipment is to be installed. Landlord shall have the power to prescribe the weight and position of any equipment that may exceed the weight load limits for the building structure, and may further require, at the Tenant's expense, the reinforcement of any flooring on which such equipment may be placed, and/or to have an engineering study performed to determine such weight and position of equipment, to determine added reinforcement required, and/or determine whether or not such equipment can be safely placed within the Building. Landlord shall not be responsible for the loss of or damage to such furniture or equipment from any cause. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

14.
Tenant shall not place additional locks or bolts of any kind upon any of the doors or windows of their Premises and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for Tenant's Premises and toilet rooms (if applicable) shall be procured only from Landlord, which may make a reasonable charge therefor. Upon the termination of a Tenant's lease, all keys of the Premises and toilet rooms shall be delivered to Landlord. Notwithstanding the foregoing, and subject to Landlord's prior approval of design and appearance, which approval shall not be unreasonably withheld, Tenant shall be permitted to place electric locks on entry doors to the Premises or within the Premises provided such comply with all Building and fire code requirements or other laws, ordinances or regulations which may be applicable thereto, and, in the event of an emergency, such doors-locks are automatically released to allow free ingress and egress to, from and within the Premises. In no event shall any secured areas include any of the mechanical/engineering rooms in or serving the Premises or Building. Tenant shall be required at all times to have designated an employee of Tenant and to provide the name of such individual to Landlord to allow Landlord's entry into and upon the Premises in accordance with Landlord's rights under this Lease. Landlord shall not be obligated to provide any services, notwithstanding any other provision of this Lease to the contrary, to any area to which Landlord does not have access during the ordinary and customary hours for providing such services unless Tenant makes arrangements for such access on terms and conditions acceptable to Landlord. Tenant shall be solely responsible throughout the Term and any renewals thereof for providing services requiring access not otherwise provided for herein to such areas and shall maintain such areas in a manner necessary for the health, safety and protection of the Premises, the Building and persons. In no event shall areas be equipped with electric locks which shall in any way interfere with Landlord's operation of the Building and security system of the Building. In no event shall the terms herein contained be deemed to increase the service or other obligations of Landlord contained in this Lease. Upon termination of this Lease, Tenant shall surrender to Landlord all keys or codes or other means of access to the Premises, and shall deliver to

Landlord the explanation of the combination or access requirements of any and all locks for the Premises, safes, safe cabinets and vault doors, if any, in the Premises.

15.	Intentionally deleted.

16.
Tenant shall permit the janitor of Landlord to clean their Premises. Landlord will not be responsible for lost or stolen personal property, equipment, money or any article taken from the Premises or Building, regardless of how or when loss occurs, unless caused by the gross negligence or intentional act of Landlord or its employees or agents.

17.
In no event shall Tenant leave any refuse in the public hallways or other areas. In the event Tenant must dispose of crates, boxes, etc., which will not fit into office wastepaper baskets, it will be the responsibility of the Tenant to label items as trash and notify Landlord of the need for disposal. Landlord reserves the right to require Tenant (at Tenant's expense) to dispose of any large items that are unable to fit in the Complex trash receptacles.

18.
Tenant shall not place in front of or affix to any part of the exterior of the Building, nor place in the halls, corridors or vestibules without the prior written consent of the Landlord any showcases or other articles.

19.
Landlord shall have the right to prohibit any advertising by Tenant which mentions the Building or Complex, which, in reasonable Landlord's opinion, tends to impair the reputation of the Building or its desirability as a building or offices; upon written notice from Landlord, Tenant shall refrain from and discontinue such advertising.

20.
Bicycles or other vehicles shall not be permitted in the offices, halls, corridors, lobbies and elevators of the Building, nor shall any obstruction of sidewalks or entrances of the Building by such be permitted.

21.
The sidewalks, entries, passages, elevators and staircases shall not be obstructed or used by Tenant, its servants, agents or visitors for any other purpose than ingress and egress to and from the respective offices.

22.	Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

23.	No animals, birds, or pets of any kind, excluding seeing eye dogs, shall be allowed in Tenant's Premises or Building.

24.
The water closets, urinals, waste lines, vents or flues of the Building shall not be used for any purpose other than those for which they were constructed, and no rubbish, acids, vapors, newspapers or other such substances of any kind shall be thrown into them. The expense caused by any breakage, stoppage or damage resulting from a violation of this rule by any Tenant, its employees, visitors, guests or licensees, shall be paid by Tenant.

25.
If any Tenant desires radio signal, communication, alarm or other utility or service connection installed or changed, such work shall be done at the expense of Tenant, with the prior written approval of Landlord and under the direction of Landlord. Landlord's approval of such contractors shall not be unreasonably withheld or delayed and shall take into consideration all matters affecting the Building and Complex. No wiring shall be installed in any part of the Building without Landlord's approval and direction. Landlord reserves the right to disconnect any radio, signal or alarm system when, in Landlord's reasonable opinion, such installation or apparatus interferes with the proper operation of the Building or systems within the Building.

26.
Except with the approval of Landlord, Tenant shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Building (or the Premises, to the extent visible from the adjacent space) and the repair cost of any defacement, damage or injury caused by any Tenant, its agents or employees, shall be paid for by the Tenant. Landlord's approval shall not be unreasonably withheld or delayed, considering all matters affecting the Building and Premises, including, without limitation, visibility and re-leaseability, with respect to alterations, improvements, removals, additions or installations in or to the Premises which are of an aesthetic character and do not affect life safety, fire sprinkler, heating, ventilation, air conditioning, electrical or plumbing systems or equipment.

27.
All glass, lighting fixtures, locks and trimmings in or upon the doors and windows of the Premises shall be kept whole and whenever any part thereof shall be broken through cause attributable to any Tenant, its agents, guests or employees, the same shall promptly be replaced or repaired at Tenant's expense, and put in order under the direction and to the satisfaction of Landlord and shall be left whole or in good repair, together with the same number and kind of keys as may be received by Tenant on entering upon possession of any part of said Building, or during the tenancy.

28.
The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by any Tenant or the employees, licensees, agents or invitees of the Tenant, shall be paid by such Tenant.

29.
Tenant shall not install any resilient tile or floor covering in the Premises except in a manner approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall not remove any carpet, or wall coverings, window blinds, or window draperies in their Premises without the prior written approval of Landlord.

30.
No awnings or other projections shall be attached to the outside walls of the Building or on or around the windows of the Premises by Tenant without the prior written consent of Landlord. No curtains, blinds, draperies, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Tenant's Premises by Tenant, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, draperies, shades, screens or other fixtures, if consented to by Landlord, must be of a quality, type, material and color, and attached in the manner approved by Landlord.

31.
The sashes, sash doors, windows, side glass, glass floors and any lights or skylights that reflect or admit light into the halls or other places of Building shall not be covered or obstructed by Tenant without the prior written approval from Landlord.

32.	Tenant shall not have access to the roof of the Building, nor make any installations upon or through the roof or walls of the Building, without the prior written consent of Landlord.

33.
Tenant shall cooperate fully with the life safety plans of the Building as established and administered by Landlord, including participation by Tenant and employees of the Tenant in exit drills, fire inspections, life safety orientations and other programs relating to fire safety that may be promulgated by Landlord.

34.
The parties recognize Landlord's interest in being free from labor difficulties, strikes, picketing, or handbilling on or near Premises in which Landlord has a possessory or reversionary interest. Should such difficulties, strikes, picketing, or handbilling be engaged in by Tenant's employees or the employees of Tenant's contractors, subcontractors, or agents, or be caused by the actions or presence of Tenant's employees, contractors, subcontractors, agents, or their employees, Tenant will take all reasonable steps to restore harmony. Furthermore, Tenant will be liable for all damages to Landlord occurring as a result of such difficulties, strikes, picketing or handbilling.

EXHIBIT "F"

Janitorial Specifications

BOK Tower Janitorial Cleaning Specifications
Specifications of cleaning tasks and frequencies to be performed.
	TASKS	FREQUENCY
TENANT FLOORS GARAGE - 52ND FLOOR
Empty all trash receptacles and remove collected waste to designated areas. Replace plastic liners as soiled, or a minimum of once per week - liners to be furnished by Contractor. Return trash receptacles to original location.
Daily

Dust and spot clean all horizontal surfaces of counter tops, cleared area of desk tops, chairs, tables, office equipment, ledges, and heating units, partitions, filing cabinets and glass tops within reach.
Daily

Vacuum all exposed carpeted floor surfaces in offices, conference rooms, copier rooms, hallways, aisles, kitchens, restrooms and other high traffic areas, including edges and under easily moved furniture.
Daily

	Spot clean doors, frames, kick and push plates, handles, light switches and any other obviously soiled areas for smudges and fingerprints.	Daily
	Dust mop resilient tile and wood floors; remove scuffs and debris.	Daily
Mop or machine clean marble lobby floors, taking care to keep grout clean and free of debris.
	Dust furniture and work surfaces in conference rooms, lobbies, and common areas.	Daily
	Properly position furniture and return to original location.	Daily
	Spot clean spills and stains from carpets, tile and wood floors.	Daily
	Spot clean all office glass doors and partitions in elevator lobbies.	Daily
	Spot clean doors, door frames, wall switches and counter tops.	Daily
	Clean sinks, table tops, counter tops, outside of appliances & trash receptacles in kitchen areas.	Daily
	Clean spills on walls, trash receptacles, cabinets, etc.	Daily
	Clean and maintain all janitor closets.	Daily
	Close all doors, lock where possible.	Daily
	Call Life Safety to turn off lights when cleaning is completed.	Daily
	Damp mop resilient tile floors in kitchen areas with appropriate cleaning solution.	Daily
	Dust all desks, work surfaces, chairs, file cabinets, credenzas, doors, ledges and baseboards.	Daily

	Vacuum all carpeted floor surfaces completely, including corners and edges	Weekly

TENANT FLOORS GARAGE - 52ND FLOOR	Dust all doors, door louvers and other ventilation louvers within reach.	Weekly
(CONT.)	Wash out waste receptacles in kitchens, restrooms, conference rooms, and other common use areas.	Monthly
	Perform floor care on marble and wood floor surfaces per specific manufacturer recommendations.	Monthly
	Strip, apply finish and buff resilient tile floors.	Monthly
	Vacuum upholstered furniture.	Monthly
	Dust or vacuum all air vents and ceiling tiles adjacent to air vents.	Monthly
-----------	Dust all picture frames and other wall hangings.	Monthly
	High dust locations exceeding 72" such as door tops, partitions, high ledges, etc.	Monthly

	Dust blinds in all locations where installed.	Monthly
	Dust walls, doors and other surfaces not dusted on a monthly basis.	Quarterly
	Pile lift carpeting.	Quarterly
	Lift chair pads and vacuum or clean as needed.	Quarterly
	Clean all light fixtures.	Semi-Annually
	Apply finish and machine polish all non-carpeted areas.	Semi-Annually
DRINKING FOUNTAINS ALL FLOORS	Fixtures will be cleaned, sanitized and polished to remove stains, rust and scale with an approved product.	Daily
REST-ROOMS ALL FLOORS	Clean, sanitize, wipe dry all porcelain fixtures. Remove rings from around drains.	Daily
	Clean and polish all chrome fitting and bright work, including shelves, flushometers and metal dispensers and receptacles.	Daily
	Clean and sanitize both sides of all toilet seats.	Daily
	Clean and polish all mirrors and glass.	Daily
	Clean and polish all toilet bowls, urinals and sinks with a disinfecting cleaning solution. Remove all calcium build up rings from around bowls and chrome fittings.	Daily
	Clean and sanitize door handles, push plates, etc. on entry doors into the restrooms (both sides).	Daily
	Empty waste receptacles and replace liners.	Daily
	Empty and sanitize sanitary napkin disposal receptacles; refill paper liners.	Daily
	Refill all dispensers including seat covers, hand soap, hand sanitizers, toilet tissue and paper towels.	Daily
	Sweep and damp mop tile floors with disinfecting cleaning solution.	Daily
	Remove scale from soap pumps, drains, faucets and fixtures as needed.	Daily
	Vacuum carpet floors in foyer/lobby area inside restrooms.	Daily

	Dust and spot clean toilet partitions and tile walls.	Daily
	Dust ledges and partitions.	Daily
	Clean and maintain all janitor closets. No blocking access into closet area.	Daily
	Spot clean walls, ledges, sills, counters and doors.	Daily
	Fill drain traps with water and disinfectant	Weekly
	Perform high dusting, including walls.	Weekly
	Wash/sanitize all walls, doors, partitions, etc.	Monthly
	Wash waste containers.	Monthly
	Machine scrub and buff floors; strip & wax as necessary.	Monthly
	Vacuum ceiling vents and ceiling tiles adjacent to vents.	Monthly
	Clean all light fixtures.	Semi-Annually
EXTERIORS AND	Sweep entrances & sidewalks adjacent to building.	Daily
ENTRANCES	Detail all door glass, pulls, push plates, and frames.	Daily
	Remove trash and debris; where needed remove gum or other adhesive material.	Daily
	Maintain debris free entries	Daily
	Extract dirt and grime from entrance walk off mats.	Daily
	Wipe down horizontal entrance ledges.	Daily
	Wet mop or flush clean exterior entrances.	Weekly
	Clean all metal finishes at entrances.	Weekly
PLAZA LEVEL BREAKROOM/VENDING	Wipe tables, chairs and counters. Position chairs neatly under tables.	Daily
	Vacuum carpets completely.	Daily
	Empty trash & replace liners.	Daily
	Clean/disinfect counters and sinks, remove rings around drain.	Daily
	Dust horizontal services.	Daily
	Sweep & Mop floors, keeping grout free of grime and debris.	Daily
	Dust vent covers and blinds.	Monthly
	Dust walls, doors, frames, switches, baseboards.	Monthly
ENTRANCE LOBBYS & CORRIDORS	Marble and Terrazzo Floor Maintenance Programs will be performed as outlined in Exhibit A, 1.3 of the Agreement.	Daily
	Vacuum carpets completely.	Daily
	Lobbies and entrance floors will be clean and free of dirt.	Daily
	Dust all ledges within reach.	Daily
	Dust all wood paneling.	Daily
	Dust Visitor Desk.	Daily
	Clean glass on plasma screen directory.	Daily
	Spot clean walls as needed.	Daily
	Clean entrance door glass inside and out.	Daily
	Vacuum entrance mats.	Daily
	Spot clean carpet.	Daily

	Empty trash receptacles.	Daily
	Clean coffee table and chairs at Visitor Desk.	Daily
	Clean and disinfect public telephone area.	Daily
	Clean elevator doors, lobby sides.	Daily
	Dust all wood panels.	Weekly
	Empty and wash trash receptacles.	Weekly
	Extract entrance mats.	Weekly
	Clean all metal at entrances and other areas of lobbies.	Weekly
	Spot clean walls and doors.	Monthly
	Vacuum ceiling tiles adjacent to ceiling vents.	Quarterly
	Clean all light fixtures.	Quarterly
KITCHENS/ BREAKROOMS (All Floors)	Empty trash & replace liners.	Daily
	Clean/disinfect counters and sinks, remove rings around drains.	Daily
	Sweep & Mop floors, keeping grout free of grime and debris.	Daily
	Clean tables, counters, chairs. Position chairs neatly under tables.	Daily
	Wipe exterior of cabinets, waste receptacles, and appliances.	Daily
	Clean and refill paper towel dispensers.	Daily
	Dust horizontal services.	Daily
	Dust vent covers and blinds.	Monthly
	Dust walls, doors, frames, switches, baseboards.	Monthly
ELEVATORS	Vacuum and edge carpeting daily.	Daily
TWENTY-SIX (26) PASSENGER	Clean and polish all metal surfaces of elevators, interior metal panels, and tracks.	Daily
AND TWO (2) SERVICE	Spot shampoo carpet as necessary.	Daily
	Clean light fixtures, ceilings and grilles.	Daily
	Maintain tracks debris free.	Daily
	Dust all wood panels.	Daily
	Damp mop service elevator floors.	Daily
ESCALATORS - SIX (6)	Clean and disinfect handrails.	Daily
	Spot Clean glass panels.	Daily
	Machine clean escalator treads a minimum of once per week, or more often if needed - (after business hours).	Weekly
EMERGENCY EXIT	Inspect and remove debris daily. Sweep as necessary.	Daily
STAIRWELLS	Sweep west, north and south stairwells completely.	Weekly
	Dust all handrails from Ground Level to 52nd floor.	Weekly
	Wet mop west, north and south stairwells completely.	Monthly
	Spot clean by damp wiping walls, doors and any other surfaces.	Monthly
	Clean inside of fire extinguisher cabinets.	Quarterly
	Clean light fixtures.	Semi-Annually

RECYCLING	Pick up cardboard boxes from all office areas and take them to designated recycling area.	Daily
SERVICE AREAS	Keep waste paper, cardboard, rubbish, etc., stored in approved receptacles/assigned rooms.	Daily
	Clean floors, walls and doors, etc., as necessary.	Daily
	Clean all janitor closets at the end of each shift.	Daily
	Clean around compactor area and service dock.	Weekly
	Perform special assignments as requested.	Weekly
	Sweep and mop resilient tile floors.	Daily
	Strip, apply finish and buff resilient tile floors on Service Level.	Monthly
	Dust all pipes, ducts, ventilating grilles, air conditioning & other accessible equip. outside machinery spaces.	Quarterly

EXHIBIT "G"

Work Letter
Bank of Oklahoma Tower

THIS WORK LETTER Agreement, entered and agreed to this ______ day of ___________________, 20__, by and between Williams Headquarters Building LLC, a Delaware limited liability company, hereinafter referred to as "Landlord", and BOKF, NA, a national banking association, d/b/a Bank of Oklahoma, hereinafter referred to as "Tenant";

WHEREAS, Landlord and Tenant, in conjunction with this Work Letter, have entered into a certain Lease Agreement (hereinafter referred to as the "Lease"), dated the _____ day of________, 2019, for the "Premises" located on the garage level, service level, ground level, plaza level, plaza intermediate level, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 18th, 19th, 22nd, 23rd, and 24th floors in the Bank of Oklahoma Tower (hereinafter referred to as the "Building") at One Williams Center in Tulsa, Oklahoma, as such Premises are more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to enter into certain agreements regarding the performance of Alterations;

NOW, THEREFORE, in conjunction with said Lease, Landlord and Tenant hereby agree to the following:

1.        Tenant acknowledges that it has inspected the Premises and said Premises are being leased to and are accepted by Tenant in "AS-IS" condition subject to the terms and conditions contained in paragraph 2 herein.
2.        Tenant, in accordance with Section 13 of the Lease, shall construct certain improvements to be installed or constructed in or on the Premises (the "Alterations") in accordance with the Scope of Work attached hereto as Exhibit "F-1" (the "Scope of Work") and in accordance with any changes in or additions to the Scope of Work requested by Tenant. Tenant shall be responsible for all costs of the Alterations. Landlord has not agreed to perform any work in the Premises. All work on the Alterations is subject to the provisions of the Lease.
3.     The "Rent Commencement Date" of the Lease shall be as set forth in Section 1.28 of the Lease and shall not be extended by reason of delays in completing the Alterations whether by Tenant or Landlord.

4.     Tenant and Tenant's employees and agents may enter the Premises prior to completion of the Alterations so that Tenant may do such work ("Tenant's Work") as may be required to make the Premises ready for Tenant's use and occupancy. Such entry will be upon the condition that Tenant and its employees, agents, contractors and suppliers shall not interfere with the Alterations in the Premises or with the work of any other tenant or occupant, if applicable, in the remainder of the Building. If at any time such entry shall cause or threaten to cause such disharmony or interference, Landlord shall have the right to prevent Tenant and Tenant's employees entering the Premises upon 12 hours written notice to Tenant. Tenant agrees that any such entry or occupation of the Premises shall be governed by all of the terms, covenants, conditions and provisions of the Lease, and further agrees that Landlord shall not be liable in any way for injury, loss or damage which may occur to any of Tenant's Work, the Alterations or installations made in such Premises, or to any personal property placed therein, the same being at Tenant's sole risk.

5.     Tenant shall carry and maintain and cause its contractors to carry and maintain at all times during the term of this Work Letter and the performance of the work, at no expense to Landlord, insurance as required by the Lease. A certificate of insurance evidencing the foregoing insurance shall be delivered to Landlord before Tenant's Work is started and before any contractor's equipment is moved onto any part of the Building or area adjacent to the Building.

6.    Tenant shall not employ any contractor unless previously approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Contracts between Tenant and contractors shall require each contractor, to the extent of the work to be performed by the contractor, to be bound to Tenant by the terms of the Lease and this Work Letter, and to assume toward Tenant all of the obligations and responsibilities which Tenant, by the Lease, assumes toward Landlord, but in all cases only to the extent reasonably applicable thereto.

7.     Each contractor and subcontractor participating in the Alterations or Tenant's Work shall obtain prior written approval from Landlord, which approval shall not be unreasonably withheld or delayed, for any space within the Building which such contractor or subcontractor desires to use for storage, handling and moving of his materials and equipment; in no event shall this paragraph be considered as a commitment of Landlord to provide Tenant, its contractors or subcontractors, any storage facilities outside of the Premises.

8.     Tenant shall cause each of Tenant's contractors and subcontractors participating in the Alterations or Tenant's Work to remove and dispose of, at least once a day or more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the construction of the Alterations or Tenant's Work and, upon completion of the Alterations and Tenant's Work, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining in the Building, which has been brought in or created by the contractors and subcontractors in the construction of the Alterations and Tenant's Work.

9.     Tenant's contractors and subcontractors shall cause their employees and agents to enter and exit the Building via the entrance and elevators designated by Landlord. All materials, supplies and equipment shall be brought into the Building at times reasonably approved by Landlord.

10.     Tenant shall cause each of Tenant's contractors and subcontractors to maintain continuous protection of adjacent premises in the Building in such manner as to prevent any damage to such adjacent property by reason of the performance of the Alterations and Tenant Work.

11.     The performance of the Alterations and Tenant Work shall be coordinated with all work being performed or to be performed by Landlord and other tenants of the Building, to such extent that such performance will not interfere with or delay the completion of any such work in the Building. Tenant's contractor or subcontractor shall not at any time damage, injure, interfere with or delay any other construction within the project, and they and each of them shall comply with all procedures and regulations reasonably prescribed by Landlord.

12.    In connection with the Tenant Work, Tenant shall file all drawings, plans and specifications, pay all fees and obtain all permits and applications from the City of Tulsa and County of Tulsa, the Department of Labor and any other authorities which may have jurisdiction. Tenant shall promptly provide to Landlord (and in no event later than ten (10) business days after written request therefore by Landlord) copies of all building permits and certificates of occupancy issued to Tenant from any of the foregoing jurisdictions. Landlord shall use commercially reasonable efforts to cooperate with Tenant to the extent required to obtain such permits and certificates.

13.    Capitalized terms used in this Work Letter and not otherwise defined shall have the meaning given in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Work Letter to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

LANDLORD:
WILLIAMS HEADQUARTERS BUILDING LLC

By:
Print:                                        Title:

Date:_______________________

TENANT:
BOKF, NA, d/b/a Bank of Oklahoma

By:
Print: Michael D. Nalley, CCIM, CPM, RPA
Title: Senior Vice President
Director Corporate Real Estate

Date:_______________________

LANDLORD ACKNOWLEDGMENT:

STATE OF OKLAHOMA    )
) ss:
COUNTY OF TULSA     )

This instrument was acknowledged before me on this ______ day of ______________, 2019, by_______________ as          of Williams Headquarters Building LLC, a Delaware limited liability company.

Notary Public
My Commission No. ___________
Expires:

_____________________________
[Seal]

TENANT ACKNOWLEDGMENT:

STATE OF OKLAHOMA     )
) ss:
COUNTY OF TULSA     )

This instrument was acknowledged before me on this ______ day of _______________, 2019, by Michael D. Nalley as Senior Vice President and Director of Corporate Real Estate of BOKF, NA, a national banking association, d/b/a Bank of Oklahoma.

Notary Public
My Commission No. ___________
Expires:

_____________________________
[Seal]

EXHIBIT "H"

Kiosk License Premises

[See attached.]